UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Nicolet Bankshares, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

March 19, 2024

Dear Shareholders:

2023 presented a host of challenges for the banking industry. From the failure of three large banks in the spring, the ongoing challenges posed by rapidly rising interest rates, and ongoing questions about credit quality given economic uncertainty, the industry as a whole remained volatile throughout much of the year. While it was not the year we thought it would be at the start, we certainly made the most of the year it became. After a challenging first quarter where our net interest margin fell below 3.0%, the proactive balance sheet repositioning produced the results we thought it would, and we saw a steady increase in the margin during the remainder of 2023 – a trend that was contrary to much of our peers and the industry. We saw strong loan growth, solid growth in fee income, resilience in our credit quality, and growth in our capital base. In addition, because the Board felt strongly about Nicolet’s positioning coming out of first quarter 2023, it instituted the first quarterly dividend of the Company in its history, announcing a $0.25 per share cash dividend beginning in the second quarter.

2023 Performance Highlights:

•Net income of $62 million or adjusted net income (non-GAAP) of $101 million for 2023, compared to net income of $94 million or adjusted net income (non-GAAP) of $99 million for 2022. ^
•Earnings per diluted common share of $4.08 or adjusted earnings per diluted common share (non-GAAP) of $6.72 for 2023, compared to earnings per diluted common share of $6.56 or adjusted earnings per diluted common share (non-GAAP) of $6.90 for 2022. ^
•Tangible common equity ratio increased to 7.98% at year-end 2023, compared to 6.82% at year-end 2022.
•Asset quality remains strong, with nonperforming assets of $28 million (representing 0.33% of total assets) at December 31, 2023, compared to $40 million (representing 0.46% of total assets) at December 31, 2022.

After an unpredictable and volatile year for the banking industry in 2023, Nicolet is well positioned heading into 2024. Despite a difficult start to 2023, Nicolet’s core profitability improved each quarter during the year, which was led by a gradual improvement in the net interest margin. Due to several strategic moves made during the past year, including the large balance sheet repositioning in March, as well as additional smaller securities and noncore investment sales during the year, Nicolet’s strong financial performance to close out the year provides for ample flexibility to assess and take advantage of opportunities that may arise in 2024 and beyond.

Thank you for your continued support of Nicolet.

Michael E. Daniels
Chairman, President, and Chief Executive Officer
Nicolet Bankshares, Inc.

^ Please refer to Appendix A for a reconciliation of these non-GAAP financial measures to the most comparable GAAP measures.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Nicolet Bankshares, Inc.:

The 2024 Annual Meeting of Shareholders (the “Annual Meeting”) of Nicolet Bankshares, Inc. (“Nicolet” or the “Company”) will be held at the Meyer Theatre, 117 South Washington Street, Green Bay, Wisconsin on Monday, May 20, 2024 at 5:00 p.m. local time. The items of business include:

(1)The election of the fifteen nominees listed in the accompanying proxy statement to our Board of Directors, to serve until the 2025 annual meeting of shareholders and until their successors have been duly elected and qualified.
(2)The ratification of the selection of FORVIS, LLP as Nicolet’s independent registered public accounting firm for the fiscal year ending December 31, 2024.
(3)The approval, on a non-binding advisory basis, of the compensation paid to Nicolet’s named executive officers.
(4)Such other business as properly may come before the Annual Meeting and all adjournments or postponements thereof.

The Board of Directors has set March 18, 2024, as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting.

We hope that you will be able to attend the Annual Meeting. However, even if you expect to attend the Annual Meeting, please vote your proxy as soon as possible. You may vote by proxy card, internet, or telephone by following the instructions on the Notice of Internet Availability or proxy card, or if you received a paper copy of these proxy materials by mail, you may vote by mail by completing and returning the enclosed proxy card in the enclosed reply envelope. No postage is necessary if the proxy is mailed within the United States. Voting your proxy in advance will help ensure that a quorum exists in order to conduct the Annual Meeting and that the greatest number of shareholders and votes are represented at the Annual Meeting. If you plan to attend the Annual Meeting, please respond as such when voting your proxy so that we can make proper arrangements for the anticipated number of guests. You may revoke your proxy by following the instructions listed on page 2 of the Proxy Statement.

If you attend the Annual Meeting and wish to vote your shares in person, you may do so at any time before the vote takes place.

By Order of the Board of Directors,

Michael E. Daniels
Chairman, President, and Chief Executive Officer
Nicolet Bankshares, Inc.

Green Bay, Wisconsin
March 19, 2024

NICOLET BANKSHARES, INC.

NICOLET BANKSHARES, INC.

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 20, 2024

GENERAL INFORMATION

Time and Place of the Meeting

The Board of Directors (the “Board”) of Nicolet Bankshares, Inc. (“we”, “our”, “Nicolet” or the “Company”) is furnishing this Proxy Statement (the “Proxy Statement”) to solicit proxies for use at the 2024 Annual Meeting of Shareholders of Nicolet to be held on Monday, May 20, 2024 at 5:00 p.m. local time (the “Annual Meeting”) at the Meyer Theatre, 117 South Washington Street, Green Bay, Wisconsin and at any adjournment or postponement of the Annual Meeting.

Record Date and Mailing Date of Materials

The close of business on March 18, 2024, is the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. This Proxy Statement and accompanying proxy card will first be made available to shareholders on or about March 28, 2024.

Nicolet’s 2023 Annual Report to Shareholders (which includes our Annual Report on Form 10-K), includes audited consolidated financial statements for the fiscal years ended December 31, 2023 and 2022, as furnished to the SEC, will be mailed to shareholders of Nicolet with these proxy materials. This Proxy Statement and the 2023 Annual Report to Shareholders are also available to the public on the Internet at the SEC’s website at www.sec.gov. This Proxy Statement and the 2023 Annual Report to Shareholders are also available for viewing, printing, and downloading at our website, www.nicoletbank.com at “Investor Relations / Financials”. The information on any website referenced in this Proxy Statement is not incorporated by reference into and is not a part of this Proxy Statement. Further, our references to website URLs are intended to be inactive textual references only.

Number of Shares of Capital Stock Outstanding and Quorum

As of the close of business on the record date, Nicolet had 30,000,000 shares of common stock, $0.01 par value, authorized, of which 14,910,370 shares were issued and 14,853,712 shares were outstanding. Each issued and outstanding share of common stock is entitled to one vote on all matters to be presented at the Annual Meeting, including one vote for each of the director nominees as further described in “VOTING AT THE ANNUAL MEETING - Requirements for Shareholder Approval.”

As of the record day, Nicolet had approximately 3,400 shareholders of record. The presence, in person or by proxy, of the majority of the outstanding shares entitled to vote at the Annual Meeting is required to constitute a quorum for the transaction of business at the Annual Meeting. In determining whether a quorum exists, we will count abstentions and broker non‑votes, which are described below under “VOTING AT THE ANNUAL MEETING - Abstentions,” and “ - Broker Non-Votes.”

VOTING AT THE ANNUAL MEETING

Proposals to be Considered

At the Annual Meeting, shareholders will be asked to:

•Elect each of the fifteen director nominees to serve until the 2025 Annual Meeting and until their successors have been duly elected and qualified. The director nominees are each described starting on page 38. The Board recommends a vote FOR each of the director nominees.

•Ratify the appointment of FORVIS, LLP, to serve as the independent registered public accounting firm for Nicolet for the year ending December 31, 2024. This proposal is described on page 42. The Board recommends a vote FOR approval of this proposal.

•To approve, on a non-binding advisory basis, the compensation of our named executive officers. This proposal is described on page 43. The Board recommends a vote FOR approval of this proposal.

Procedures for Voting by Proxy

You may vote your proxy by signing, dating and mailing your proxy card OR by internet OR by telephone. In order to vote using the internet or telephone, you must go to the website indicated or call the number listed on the proxy card, have your Notice of Internet Availability or proxy card available, and then follow the instructions provided on the website or the call. If you vote by internet or by telephone, please do not mail in your proxy card.

Depending on how you hold your shares (e.g., you may hold some stock as certificates while holding other stock through a broker, sometimes referred to as being held in “street name”), you may receive more than one set of proxy materials. Please vote all proxies you receive to ensure all your shares are voted.

You should specify your voting instructions with regard to each of the proposals set forth on the proxy card.

•If you properly sign and return your proxy card (or vote your proxy by internet or by telephone) and do not revoke your proxy, the persons named as proxies will vote your shares according to the instructions you have specified.

•If you properly sign and return your proxy card (or vote your proxy by internet or by telephone) but do not specify how the persons appointed as proxies are to vote your shares, the shares represented by your vote will be voted FOR each of the director nominees listed in this Proxy Statement in the manner described further below, FOR the ratification of the appointment of FORVIS, LLP as the Nicolet’s independent registered public accounting firm for the fiscal year ending December 31, 2024, and FOR the advisory vote to approve Nicolet’s named executive officer compensation.

•With respect to Proposal 1, Election of Directors, if you do not specify how your shares are to be voted, the persons appointed as proxies may use their discretion to cumulate votes for the election of directors and cast all of such votes for any one or more of the director nominees, to the exclusion of the others, and in such order of preference as they may determine at their discretion.

If any director nominee becomes unavailable for election for any reason, the proxy may be voted for a substitute nominee selected by the Nominating & Governance Committee of the Board. Alternatively, the Board may operate with a vacancy or reduce the size of the Board after the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon the matters according to their judgment. The Board is not aware of any other business to be presented for a vote of the shareholders at the Annual Meeting.

Revoking Your Proxy

Returning your proxy card or voting your proxy by internet or telephone does not affect your right to vote in person if you attend the Annual Meeting. In addition, you can revoke your proxy at any time before it is voted by delivering to Eric J. Witczak, Nicolet’s Corporate Secretary, at 111 North Washington Street, Green Bay, Wisconsin 54301, either a written revocation of your proxy or a duly executed proxy bearing a later date, by casting a later vote by internet or by telephone, or by attending the Annual Meeting and voting in person. Proxies may not be revoked by internet or by telephone. Shareholders holding their shares in “street name” through a broker must follow their broker’s instructions in order to vote at the Annual Meeting in person, including to revoke a previously submitted proxy.

Requirements for Shareholder Approval

Required votes. The number of affirmative votes required to approve each of the proposals to be considered at the Annual Meeting is as follows:

Proposal 1 - Election of Directors: You will have as many votes as the number of shares you own, multiplied by the number of directors (15) to be elected. When voting by proxy or in person at the Annual Meeting, you may do one of the following:

•You may vote FOR all of the director nominees. If you wish to withhold authority as to certain nominees, however, you may do so by indicating the name of the person or persons for whom you do not want to vote in the space provided on the proxy.

•You may WITHHOLD AUTHORITY to vote for all or some of the director nominees, in which case none of those nominees will receive any of your votes.

•You may CUMULATE all of your votes for one director nominee or distribute them among as many nominees as you choose. For example, the election of 15 directors entitles a shareholder who owns 100 shares of common stock to 1,500 votes in the election of directors. That shareholder may vote all 1,500 votes for one director nominee or may allocate those votes among two or more of the nominees. If you wish to cumulate your votes, you must indicate “Cumulate For” in the space provided on the proxy card as well as the nominees for whom you wish to vote and the number of votes to be cast for each such nominee, sign and mail your proxy card. The option to cumulate votes is not available by internet or telephone voting.

To be elected, a director nominee must receive more votes than any other nominee for the same seat on our Board. As a result, if you withhold your vote as to one or more nominees, it will have no effect on the outcome of the election unless you cast that vote for a competing nominee. As of the date of this Proxy Statement, we do not know of any competing nominees.

Other Proposals - The affirmative vote of a majority of the votes cast is required to approve each of the other proposals.

Abstentions. A shareholder who is present in person or by proxy at the Annual Meeting and who abstains from voting on any or all proposals will be included in the number of shareholders present at the Annual Meeting for the purpose of determining the presence of a quorum. Abstentions do not count as votes in favor of or against a given nominee or matter.

Broker Non-Votes. With respect to the ratification of the appointment of FORVIS, LLP, brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. All NYSE and Nasdaq member brokers, however, are prohibited from exercising discretionary voting with respect to “non-routine” matters, such as director elections, proposals with respect to the authorization of any equity compensation plan, and advisory votes on executive compensation. Proxies that contain a broker vote on the ratification of the appointment of FORVIS, LLP, but no vote on the election of directors or on the advisory vote on executive compensation, are referred to as “broker non-votes” with respect to the proposals not voted upon. Broker non-votes are included in determining the presence of a quorum. A broker non-vote, however, does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority, including director elections.

Solicitation of Proxies

Nicolet will pay the cost of proxy solicitation. Our directors, officers and employees may, without additional compensation, solicit proxies by personal interview, telephone, or otherwise. We will direct brokerage firms or other custodians, nominees or fiduciaries to forward our proxy solicitation material to the beneficial owners of common stock held of record by these institutions and will reimburse them for the reasonable out-of-pocket expenses they incur in connection with this process.

CORPORATE GOVERNANCE

We are committed to strong corporate governance policies, practices, and procedures designed to make the Board more effective in carrying out its responsibilities to Nicolet and its shareholders.

Board Role in Risk Oversight and Leadership Structure

The Board coordinates, in conjunction with the Board committees, to provide enterprise-wide oversight of its management and handling of risk. These committees report regularly to the entire Board on risk-related matters and provide the Board with integrated insight about Nicolet’s management of strategic, credit, interest rate, financial reporting, technology, cyber, liquidity, compliance, operational, market, fiduciary, and reputation risks. The Board also monitors whether material new initiatives have been appropriately analyzed and approved, and reviews all regulatory findings directed to the attention of the Board and evaluates the adequacy of management’s response.

All the directors also serve on the Board of Nicolet National Bank, the Company’s wholly owned bank subsidiary (sometimes referred to herein as “Nicolet Bank” or the “Bank”). The Board believes that a single governing body to advise and determine strategy for the organization provides the Board with a comprehensive picture of the level and trends in operational and compliance risk exposure for the entire organization and ensures comprehensive oversight of regulatory matters.

The Board adopted and maintains corporate governance policies, including a Code of Business Conduct and Ethics, Corporate Governance Guidelines, Insider Trading Policy and Whistleblower Policy, each of which can be found on our website under “Corporate Governance” at www.nicoletbank.com.

Nicolet is committed to a strong Board structure, which includes maintaining the culture of a community bank and ensuring alignment of the Board with interests of shareholders, such as through ownership in Nicolet. Since the Company’s inception in 2000 through December 31, 2023, Mr. Atwell, one of Nicolet’s founding executives has served as chairman. Until April 2021, Mr. Atwell also served as chief executive officer. In April 2021, Nicolet’s other founding executive, Mr. Daniels, was named chief executive officer, and was named chairman effective December 31, 2023. We believe a fully vested, experienced executive, with thorough knowledge of and expertise in banking financial statements, regulatory environment, and the community banking mission, can better ensure thorough and knowledgeable oversight from the entire board and alignment with shareholders. The integrity of any such one individual is important, and the Board consists of many independent, knowledgeable, and vested directors to round out the Board leadership structure. As of the date of this Proxy Statement, eleven (11) of the fifteen (15) director nominees will qualify as “independent.”

Each year the Board has periodic executive sessions without management present that are called by either the Compensation Committee Chair or Audit & Compliance Committee Chair. The Compensation Committee Chair presides at these meetings.

Commitment to our People - Human Capital Initiatives

To attract and retain top talent, Nicolet is committed to support the well-being and development of each employee in a collaborative and inclusive environment. Our Core Values serve as the foundation of Nicolet’s employee benefits plans and policies, all of which are designed to support the long-term financial, physical, and emotional health of employees.

Core Value	Benefits and Policies
Be Real	Nicolet recognizes that each employee deserves financial security, however they may define that goal for themselves. To assist employees reach their goals, Nicolet offers competitive wages and a comprehensive financial benefit package that includes offerings such as (1) a 401(k) plan with a dollar-for-dollar match of employee contributions up to 6%, (2) health savings accounts for employees who elect to participate in high-deductible health plans, (3) flexible spending accounts, (4) profit sharing contributions to the 401(k) plan, (5) Nicolet paid life insurance, (6) an employee stock purchase plan, and (7) discounted wealth services. Nicolet regularly analyzes its pay practices to ensure fair and equitable pay practice among our diverse employee population.
Be Responsive	Nicolet conducts an annual employee survey to identify benefits that are most meaningful to employees, which changes with employee demographics and locations of Nicolet’s branches. For example, in response to the 2023 survey results, Nicolet made significant additions to its onboarding process and training resources for employees and managers to increase employee confidence and engagement while reducing employee turnover.
Be Personal	Employees are more than their contributions at work. Each Nicolet employee has a life outside of the workplace, and Nicolet seeks to provide support for all their life events by offering additional benefits such as (1) health, dental, hearing, and vision plans, (2) voluntary insurance plans to address hospital indemnity, critical illness, disability, and accidental injury, (3) paid time off for vacation, short-term sickness, and long-term sickness, (4) financial assistance for adoption, (5) grief support, (6) an employee assistance plan, (7) religious observance leave, (8) fraud protection services, and (9) other unpaid leave when necessary.

Nicolet is also committed to maintaining a workplace that values and promotes diversity, inclusion, equal employment opportunities, and a culture that is free of harassment or hostility. In 2022, Nicolet’s Board of Directors adopted the “You Be You” Policy (available on our website under the “About Us” section), setting out its expectation that each employee will act with respectfulness, cultural awareness, and inclusivity toward others by fostering a collaborative work environment, providing a safe space for all employees to express themselves, and encouraging employees to be open and curious about others’ experiences and perspectives. Nicolet also partners with local civic organizations, schools, professional associations, and other organizations to attract, recruit, retain, engage, support, develop, and advance diverse employees. As of December 31, 2023, Nicolet had 976 total employees, of which, approximately 65% were women and 35% were men. In addition, 45% of all officer-titled employees were women.
Be Memorable	Nicolet encourages employees to be a memorable part of their communities. In 2023, Nicolet employees reported almost 18,000 total volunteer hours in their respective communities. In addition, Nicolet employees donated over $180,000 to the Nicolet Foundation (which was matched by Nicolet) and donated to local non-profits - all of whom are nominated by employees and selected by a committee of employees.
Be Entrepreneurial	Nicolet encourages employees to develop their professional skills and advance in their career. In 2023, 29% of all job opportunities were filled by internal mobility. To support the continued training of employees, Nicolet opened a new training facility during 2023 that will be used to expand its learning and development options for all employees, including in person or virtual options. Nicolet also offers tuition reimbursement to all employees who wish to pursue their education in a field of study related to their position.

Code of Business Conduct and Ethics

Nicolet has a Code of Business Conduct and Ethics that applies to all of our employees, officers, and directors. This Code represents our collective vision and values that make Nicolet the best community bank for our customers, employees, and shareholders. This Code is designed to remind us of these values as well as those actions that fall outside of our internal philosophy, and is available on Nicolet’s website www.nicoletbank.com under the “Corporate Governance” section.

Commitment to the 3 Circles - Our Environmental, Social and Governance (“ESG”) Initiatives

Nicolet was founded on the belief that it exists to create shared success between the three circles of customers, employees, and shareholders (the “3 Circles”). We understand that each circle can be divergent and have their own interests. Our job is to create balance and grow the space of shared success where the 3 circles overlap. The basis of ESG investing is that certain non-

financial factors (specifically Environmental, Social, and Governance factors) can play a role in an investor’s assessment of risk and opportunity. Nicolet continues to evolve and look for opportunities to integrate the ideas of sustainability and corporate responsibility into Nicolet’s business practices, focusing on delivering community focused products and services while creating long-term sustainable value for all stakeholders. The following are certain areas where we continue to focus our efforts:
Commitment to Supporting Local Businesses. Nicolet’s culture shows in our work to support local businesses. We choose to look at this in two overlapping ways; what we do as bankers and what we do as a Company. As bankers, our consumer and commercial lending professionals work daily to promote local businesses by providing access to financial services and working as trusted advisors to the businesses and consumers we call our customers. We continue to help finance the dreams of many local individuals, whether that be providing home or car loans, helping start a small business, or aiding the growth of a major community employer. Daily, we help serve our customers and communities in a manner that creates shared success.
As a Company, we endeavor to support the customers who support us. If a customer works in an industry where Nicolet has a need, we make every effort to purchase our goods and services from them. Be it printing, photography, graphic design, promotional goods, architecture, construction, or building signs, we pledge to work with our customers when we can.
Protecting our Customers’ Data. Protecting and securing our customers data is of paramount importance to a financial institution like Nicolet, and we remain committed to providing a high level of customer care including measures to safeguard it. Our employees and business partners continually look for ways to provide our customers with enhanced product offerings while maintaining its cyber and information security controls to protect Nicolet’s data, applications, and networks. We continually invest in enhancing our preventive and defensive capabilities in line with information security standards, maintaining appropriate information security risk insurance policies, and implementing other measures to mitigate potential threats and losses, where possible. We believe it is important for all employees to understand the risks and regulations for security and cyber activities and require employees to participate in on-going training programs on this topic. Additionally, our Board and Audit Committee are actively engaged in the oversight of our cybersecurity practices and receive prompt reporting and updates on significant cybersecurity-related threats.
Ensuring Ethical Business Practices. Our Code of Business Conduct and Ethics (available on our website under the “Corporate Governance” section) make clear our expectation for the conduct of our directors and employees. Additionally, directors and employees are also subject to separate Insider Trading and Whistleblower Policies, which are each considered to be integrally important to and consistent with the Code of Business Conduct and Ethics. We ensure compliance of these policies through ongoing training and monitoring so that we can maintain our track record of business success based upon the highest level of ethics and professionalism. Our employees are required to complete online training and testing to verify their comprehension of the legal requirements, including training on fair lending, unfair, deceptive or abusive acts and practices, and anti-money laundering, among several other topics.
We also carefully monitor Enterprise Risk Management topics through our Compliance Department and Audit Committee, with Board oversight over the various areas of our business. We encourage active engagement among the different areas within Nicolet responsible for our risk management oversight. Through our risk management process and oversight by various Board committees, our governance structure ensures that appropriate information gathering and monitoring is in place to oversee Nicolet’s risks.
Environmental Initiatives. We support environmental and sustainability objectives by encouraging recycling, responsible waste management practices, and energy and water conservation throughout the organization. We continue to evaluate opportunities to reduce energy consumption in areas such as facilities, equipment, and operations by moving to more efficient equipment, HVAC systems, lighting, and use of technology solutions to reduce our energy usage. We recycle all of our electronics through appropriate channels to ensure that harmful substances do not pollute the environment.
We continue to look for ways to eliminate paper from work streams and move to more digital documentation in our business activities where possible. We provide, encourage, and incentivize the use of digital banking and e-statements to our customers, have expanded the use of online platforms for account opening, lending products, communications, remote deposit capture, and various statements and notices, as well as the use of digital workflow and processing in our internal operating and administrative systems.
During 2022, we partnered with another financial institution to finance and invest in a large solar renewable energy project. The project, which required an $8 million investment from Nicolet, was placed into operation during the summer of 2022, and is expected to generate electricity for more than 1,200 residential homes. Additionally, the project may provide Nicolet with various federal and state tax credits if it meets certain criteria. We will continue to evaluate future renewable tax credit investment opportunities, especially if the project is located in our core markets in the Upper Midwest and can benefit our residential and business customers.

Supporting a More Sustainable Dairy Industry. Nicolet remains Wisconsin’s largest commercial agricultural bank, primarily supporting the substantial milk producing industry in Wisconsin. The global food production industry continues to implement environmental, social and governance principles and the world population continues to grow, challenging our food production capacity. The United Nations estimates that we will need to double food production between now and 2050 to feed the nearly 10 billion people that they project will inhabit the planet by then.
The U.S. Dairy Industry has adopted a Net Zero Initiative (“NZI”) by 2050. The primary focus of this ambitious initiative is to achieve greenhouse gas neutrality, optimize water use while maximizing recycling, and improve ground water quality. This NZI is led by six national dairy organizations and include Innovation Center for U.S. Dairy, Dairy Management, Inc., International Dairy Foods Association, Newtrient, National Milk Producers Federation, and U.S. Dairy Export Council, plus commercial partners and collaborators. Much of the funding for these organizations comes from mandatory check-off contributions from dairy farmer withholdings from milk payments. These monies are used for research and development of programs to demonstrate effective means to accomplish the NZI goals. Much progress has already been made through the implementation of cover crops to reduce soil erosion and nutrient run-off into our waterways, anaerobic digestion of animal waste resulting in significant greenhouse gas reduction, and systems to recycle water and nutrients from animal waste. Many of these systems have already led to the creation of an alternate profit center for the dairy farms incorporating these technologies, including many of our customers, and advancing the rate of adoption. Additionally, dairy and beef farms now have an opportunity to quantify and validate their reductions and sell resulting credits in a livestock carbon insetting marketplace. This revenue stream, administered through Athian, which is a collaborative effort of corporations with food animal interests, will allow livestock operations to re-invest proceeds from stewardship efforts and contribute to the operation’s financial health for the next generation. We recognize the importance of environmental sustainability with our dairy farm customers, and proudly support and finance the necessary technologies to help this industry achieve its NZI by 2050.

INFORMATION ABOUT THE BOARD OF DIRECTORS

The Board members as of the date of this Proxy Statement include the following fifteen (15) individuals:

Marcia M. Anderson	Lynn D. Davis	Brenda L. Johnson	Oliver Pierce Smith
Robert B. Atwell	John N. Dykema	Donald J. Long, Jr.	Glen E. Tellock
Héctor Colón	Christopher J. Ghidorzi	Dustin J. McClone	Robert J. Weyers
Michael E. Daniels	Andrew F. Hetzel, Jr.	Susan L. Merkatoris

For additional biographical information on the fifteen (15) director nominees, see PROPOSAL 1 - Election of Directors.

Affirmative Determinations Regarding Director Independence

The Board has considered the independence of the nominees for election at the Annual Meeting and all individuals who served as Directors during any portion of 2023. The Board has determined that all Directors and director nominees are independent under NYSE rules, except for Robert B. Atwell, Michael E. Daniels, Christopher J. Ghidorzi, Brenda L. Johnson, and Robert J. Weyers. Commencing in 2024, the Board has determined that Robert J. Weyers prior indirect ownership of an interest in Nicolet’s headquarters building, which was purchased by Nicolet in 2020, no longer prevents a determination of independence with respect to Mr. Weyers. Accordingly, as of January 1, 2024, the Board has affirmatively determined that Robert J. Weyers has no material relationship with the Company and is independent.

Board Diversity, Skills, and Experience

Diversity is one of the many factors considered when evaluating potential candidates to serve on the Board, as stated in the Nominating & Governance Committee Charter, though Nicolet does not have a standalone policy regarding diversity requirements. The Company generally views and values diversity from the perspective of professional and life experiences, as well as geographic location, representative of the markets in which we do business. Nicolet recognizes that diversity in professional and life experiences may include consideration of gender, race, cultural background, or national origin, in identifying individuals who possess the qualifications that the Nominating & Governance Committee believes are important to be represented on the Board. The Company believes that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with Nicolet’s goal of creating a Board that best serves our needs and those of our shareholders. Statistics for our director nominees are presented below.

Our Board represents a range of diverse skills, experience and background that aligns with our mission, vision, and core values. The mix of skills, qualifications, and experience for our Board nominees are presented below.

Anderson	Atwell	Colón	Daniels	Davis	Dykema	Ghidorzi	Hetzel	Johnson	Long	McClone	Merkatoris	Smith	Tellock	Weyers
Age	66	66	51	59	68	60	46	67	64	66	41	60	40	62	59
Gender															
Male		●	●	●	●	●	●	●		●	●		●	●	●
Female	●								●			●			
Race/Ethnicity															
African American	●														
Hispanic			●												
White/Caucasian		●		●	●	●	●	●	●	●	●	●	●	●	●
Qualifications / Skills / Professional Experience															
Audit / Accounting / Finance	●	●		●		●	●	●		●		●	●	●	●
Banking / Financial Services		●		●		●	●		●	●	●	●	●		●
Business Operations		●	●	●	●	●	●	●	●	●	●	●	●	●	●
Enterprise Risk Management		●		●	●		●			●	●	●	●	●	●
Entrepreneurial		●	●	●	●	●	●	●	●	●	●	●	●	●	●
Human Resources / Executive Compensation	●			●		●				●	●	●		●	
Legal / Regulatory	●	●		●									●		
Mergers & Acquisitions		●		●	●	●	●	●		●	●		●	●	●
Other Public Company Board service & Corporate Governance	●		●	●									●	●	
Strategic Planning	●	●	●	●	●	●	●	●		●	●	●	●	●	●
Technology / Information Security													●

Audit / Accounting / Finance	Experience in overseeing financial reporting and internal controls
Banking / Financial Services	Experience in financial service product and business model evolution
Business Operations	Strong leadership experience to monitor strategy and performance within a business model or revenue generating service
Enterprise Risk Management	Experience in overseeing the risks throughout an organization
Entrepreneurial	First-hand experience thinking and acting as an owner
Human Resources / Executive Compensation	Experience in assessing compensation practices, diversity, talent, training and promoting culture within the company
Legal / Regulatory	Experience in monitoring compliance and regulatory requirements
Mergers & Acquisitions	Corporate development knowledge, pricing, and negotiating skills, along with various legal and regulatory requirements
Other Public Company Board service & Corporate Governance	Experience with top-level decision making and validating implementation, including the additional regulatory requirements of a public company
Strategic Planning	Experience in identifying, communicating, and putting into action an organizations goals and objectives to achieve its vision of success
Technology / Information Security	Strong knowledge of digital innovation, and the ability to assess tools to enhance business operations, customer experience, and cybersecurity

Board Meetings and Attendance

During 2023, the Board held thirteen (13) meetings. Each member of the Board attended at least 75% of the total number of meetings of the Board and committees on which they served that were held in 2023 during such director’s term. Nicolet encourages all directors to attend the Annual Meeting of shareholders. The Annual Meeting held on May 15, 2023, was attended by 13 of the 15 directors nominees.

Board Committees

The Board has four standing committees including: the Executive Committee, Nominating & Governance Committee, Audit & Compliance Committee, and Compensation Committee. Each of these standing committees has a charter specifying such committee’s responsibilities, duties, and authority. These charters are available on Nicolet’s website, www.nicoletbank.com, under “Corporate Governance.”

The following table lists the members and committee chair of each of the standing committees as of the date of this Proxy Statement and the number of meetings held by each committee during calendar 2023.

Director Name	Executive Committee	Nominating & Governance Committee	Audit & Compliance Committee	Compensation Committee
Marcia M. Anderson			X
Michael E. Daniels	Chair
John N. Dykema	X	Chair		Chair
Donald J. Long, Jr.	X	X		X
Susan L. Merkatoris	X	X	Chair	X
Dustin J. McClone			X
Oliver Pierce Smith			X
Glen E. Tellock			X
Total Number of Meetings in 2023	—	2	5	3

Executive Committee. The Executive Committee is authorized, with certain limitations, to exercise the Board’s authority between Board meetings, and is available to executive management for advice, discussion or attention on matters around any business or strategic topics, including sensitive or emerging matters, to which executive management desires some advice between Board meetings. It generally meets on an as-needed basis.

Nominating & Governance Committee. The Nominating & Governance Committee is comprised of independent directors as required by NYSE rules. The primary functions and responsibilities of the Nominating & Governance Committee include:
•Prepare and review with the Board a list of general criteria for Board nominees
•Review and identify qualified candidates for Board membership
•Ensure that at least a majority of Board members meet independence requirements
•Make recommendation to the Board of director nominees for each annual meeting of shareholders
•Recommend Board leadership structure and the composition of Board committees
•Oversee the annual review and evaluation of the Nominating & Governance Committee

Audit & Compliance Committee. The Audit & Compliance Committee is comprised of independent and financially literate directors as required by NYSE rules. In addition, Ms. Merkatoris, Ms. Anderson, and Mr. Tellock meet the criteria specified under applicable SEC regulations as an “audit committee financial expert.” The primary responsibilities and function of the Audit & Compliance Committee include:
•Review and monitor the integrity of Nicolet’s quarterly and annual financial statements, internal controls and compliance with regulatory and legal requirements
•Engage and oversee the independent auditors, review their audit plan and the accompanying management letter, if any
•Review the scope and results of Nicolet’s internal audit procedures
•Assist the Board in monitoring Nicolet’s principal financial risks, cyber risks, internal policies and processes employed to manage such risks
•Serve as a clear and concise communication avenue among the independent auditor, management, internal audit and the Board

Compensation Committee. The Compensation Committee is comprised of independent directors as required by NYSE rules. Its primary responsibilities include:
•Determine and recommend compensation to be paid to our directors and executive officers
•Evaluate the performance of the Chairman, President, and CEO relative to Nicolet’s goals and objectives to determine annual compensation
•Review and administer Nicolet’s incentive plans, including issuances of stock grants under those plans

•Oversee Nicolet’s incentive and employee compensation programs, with senior risk officers, to ensure that the programs do not encourage unnecessary risk taking or manipulation of Nicolet’s reported earnings
•Exercise fiduciary and administrative functions under certain health, benefit or welfare plans
•Submit appropriate reports to various regulators relating to Nicolet’s compensation practices, as may be required

Other Committees. Additional committees of the Board are described below. Although none of the committees below has a charter, the Company has adopted treasury, trust and lending policies that each describe Board responsibility and oversight in these areas.

Asset Liability Committee (“ALCO”). As stated in Nicolet’s treasury policy, the Board through ALCO is responsible for approving the treasury policy, and through the approval of such policy, the Board delegates authority for day-to-day treasury management to bank management with direction and oversight from ALCO and the Board. During 2023, ALCO held 4 quarterly meetings with the Board, and 7 other monthly meetings. As of the date of this Proxy Statement, the directors on ALCO were Messrs. Atwell, Colón, Daniels, Davis, Tellock, and Weyers and Mses. Anderson and Johnson. The primary functions of ALCO include interest rate sensitivity, liquidity, funding, investment strategy, margin and pricing considerations, capital adequacy, bank owned life insurance, and correspondent bank relationships.

Trust Committee. As stated in Nicolet’s trust policy, the Board through the Trust Committee is responsible for providing management and oversight with respect to the Bank’s exercise of its trust powers. During 2023, the Trust Committee held 4 meetings. As of the date of this Proxy Statement, the directors on the Trust Committee were Messrs. Atwell, Daniels, Ghidorzi, Hetzel, and Weyers, and Ms. Johnson. The Trust Committee ensures the following:
•Manages and maintains sound risk management practices
•Adopts policies, procedures, and controls commensurate with the size and complexity of the trust and investment management activities
•Ensures effective operation of management information systems
•Reviews examination reports (internal or third party) concerning the trust area and monitors the overall business strategies of the trust function

Directors Loan Committee (“DLC”). As stated in Nicolet’s loan policy, the Board is responsible for approving the lending policy and overseeing the activities of the lending function, including review of certain new and renewed extensions of credit through the DLC. Every week the Officers Loan Committee (“OLC”) meets to discuss loans (new and renewals) that meet the requirements of the loan policy, providing to the commercial lending team collective awareness of customers, loan needs, pricing considerations, and underwriting or other risk matters. DLC meets every other week to review and approve OLC-reviewed loans, and to provide other oversight and insight from Board members, in support of the Bank’s lending function. During 2023, there were 26 DLC meetings. Each outside director is assigned to serve on the DLC through at least one quarter of DLC meetings each year.

Director Compensation

The Board’s philosophy for director compensation is to provide Nicolet with the best opportunity to compete for, attract and retain qualified board members; compensate board members fairly and in alignment with shareholders’ interests; and be fiscally responsible for the long-term success and viability of Nicolet. The director compensation philosophy also identifies the goal of balancing fees paid with the number of directors to ensure director compensation is both reasonable and competitive in total.

The Compensation Committee evaluates the competitiveness of director compensation on an ongoing basis with the assistance of peer group benchmarking studies and makes pay recommendations to the full Board for approval at least annually, utilizing compensation studies, banking industry surveys, and proxy disclosures of public bank peer companies, among other information. While board compensation is reported below on a calendar year basis, board compensation is generally established by the Committee for May to April, to coincide with the annual meeting director election and reassignment of committees.

Generally, the director compensation package has included a per-meeting fee component, an equity retainer of a determined value, provided in whole shares of immediately vesting restricted stock based upon the closing stock price as of the grant date, and a cash retainer for the audit chair. Each director compensation component is meant to support compensation for service provided and improve director share ownership and alignment. The total director pay is meant to be competitive and attractive in procuring and maintaining a strong, engaged board. We believe immediate vesting is appropriate for the equity shares granted to directors as they are part of the annual director compensation package. Non-employee directors also have the option each year to elect to receive their cash fee compensation (if any) in the form of Company common stock through the Deferred Compensation Plan for Non-Employee Directors. In 2021, Nicolet established a minimum director ownership requirement of 2,000 shares of Company common stock to be held by non-employee directors by the third anniversary of their director appointment.

During 2023, the Compensation Committee engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”) to provide a comprehensive review of board and executive compensation. For additional information on the scope and services provided by Pearl Meyer in 2023 for the executive compensation review, see “EXECUTIVE COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS - Use of Independent Compensation Consultant and Peer Group Benchmarking.”

Following the 2023 Annual Meeting of Shareholders, the Compensation Committee approved pay (for board service from May 2023 through April 2024) to include a $50,000 equity retainer, a $10,000 annual cash retainer to the Audit & Compliance Committee Chair, and cash per-meeting fees (at $1,000 for each board meeting, $750 for each committee meeting of Audit & Compliance, Nominating & Governance, and Compensation Committees, and $500 for each committee meeting of Executive, ALCO, Trust, and DLC). The $50,000 May 2023 equity retainer resulted in 898 shares being granted and immediately vested to each non-employee director (based on the $55.65 closing stock price as of the grant date).

The following table shows information concerning the compensation to non-employee directors of Nicolet and its subsidiaries for their services as directors for the 2023 calendar year. Employee directors do not receive any additional compensation for their services as a director.

Director Compensation for 2023 (2)

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Marcia Anderson*	$17,750	$49,974	$67,724
Héctor Colón *	17,500	49,974	67,474
Lynn D. Davis	15,500	49,974	65,474
John N. Dykema *	19,750	49,974	69,724
Christopher J. Ghidorzi *	22,500	49,974	72,474
Andrew F. Hetzel, Jr. *	15,000	49,974	64,974
Brenda L. Johnson*	19,500	49,974	69,474
Ann K. Lawson	6,500	—	6,500
Donald J. Long, Jr. *	21,250	49,974	71,224
Dustin J. McClone *	19,000	49,974	68,974
Susan L. Merkatoris	33,500	49,974	83,474
Oliver Pierce Smith	18,000	49,974	67,974
Glen E. Tellock	14,250	49,974	64,224
Paul D. Tobias	8,500	—	8,500
Robert J. Weyers *	22,500	49,974	72,474

* For the nine directors noted, 100% of their 2023 cash director fees were remitted to the Directors Deferred Compensation Plan and used by the plan quarterly to purchase Nicolet common stock on behalf of the director, except for Mr. Ghidorzi who elected to defer 50% of his director compensation.
1 Reflects the grant date fair value of the awards of immediately vesting restricted stock granted during the calendar year as computed in accordance with applicable accounting guidance. Each non-employee director serving as of May 16, 2023, was granted an award of 898 shares of immediately vesting restricted stock (the number of whole shares closest to $50,000 based upon the $55.65 closing stock price on the grant date).

2 Director compensation did not include Option awards, Non-equity incentive plan compensation, Change in pension value or non-qualified deferred compensation earnings, or Other compensation; hence, the table above excluded these zero-based columns.

Deferred Compensation Plan for Non-Employee Directors (“Directors Plan”)

The Directors Plan, as revised and restated effective January 1, 2009, is a nonqualified plan. Non-employee directors may elect to defer a portion or all of their cash board fees, including retainers. The voluntary deferrals are contributed quarterly to a rabbi trust, the trustee of which invests the voluntary deferrals in shares of common stock of Nicolet. Upon termination of service as a board member other than due to death (separation date), a participating director receives payment of their deferral account in whole shares of Nicolet common stock, distributed during the first half of the calendar year following the year of their separation date. If the termination of service is due to death, payment shall be made to the designated beneficiary within 90 days of the date of death.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was or is an officer or employee of Nicolet or any of its subsidiaries, and no member of the Compensation Committee had or has any relationship requiring disclosure under SEC regulations. None of Nicolet’s executive officers has served on the board of directors or the compensation committee of any other entity that has an executive officer serving on the Board or on Nicolet’s Compensation Committee.

EXECUTIVE OFFICERS

Nicolet’s executive officers as of the record date were Michael E. Daniels, H. Phillip Moore, Jr., and Eric J. Witczak. Ages are as of December 31, 2023.

Michael E. Daniels, age 59, has served as Chairman, President, and Chief Executive Officer of Nicolet since December 31, 2023, and served as President and Chief Executive Officer of Nicolet since April 26, 2021. Prior to this, Mr. Daniels served as Executive Vice President and Secretary of the Company since its formation in 2002 and, beginning April 29, 2016, President and Chief Executive Officer of Nicolet Bank. From 2007 to April 29, 2016, Mr. Daniels served as President and Chief Operating Officer of Nicolet Bank and served as Executive Vice President and Chief Lending Officer of Nicolet Bank from 2000 to 2007.

H. Phillip Moore, Jr., age 63, has served as Chief Financial Officer of Nicolet Bank and of Nicolet since June 7, 2021. Mr. Moore previously served as the Southeast US Market Leader for Wipfli LLP from October 2019 until May 2021, and served as the Managing Partner of Porter Keadle Moore, LLC, prior to Wipfli’s practice combination with Porter Keadle Moore, LLC in October 2019. Mr. Moore has over thirty-nine years of experience in the accounting and auditing of community banks.

Eric J. Witczak, age 53, has served as Executive Vice President and Secretary of Nicolet since April 26, 2021. Mr. Witczak also serves as Executive Vice President, Chief Operating Officer of Nicolet Bank, responsible for all of Nicolet’s revenue lines and marketing. Mr. Witczak has been with the Bank since August 23, 2000.

As of the record date, executive officers of Nicolet Bank, in addition to Mr. Daniels, Mr. Moore, and Mr. Witczak, include:

Brad V. Hutjens, age 42, serves as Executive Vice President, Chief Credit Officer, and Chief Compliance & Risk Manager of Nicolet Bank, responsible for all of Nicolet’s credit, compliance, risk management, operations, and information technology. Mr. Hutjens has been with the Bank since September 2, 2003.

Patrick J. Madson, age 43, serves as Senior Vice President - Wealth Management of Nicolet Bank and has been with the Bank since February 4, 2016. Prior to joining Nicolet Bank, Mr. Madson was a principal financial advisor with Navigator Planning Group LLC.

STOCK OWNERSHIP

Board and Management Stock Ownership

The following table sets forth information with respect to the beneficial ownership, as of January 31, 2024, of shares of Nicolet common stock by (i) each of Nicolet’s current directors, director nominees, and executive officers; and (ii) all current Nicolet directors and executive officers as a group. The address for each person included in the table is 111 North Washington Street, Green Bay, Wisconsin 54301.

For purposes of this table, a person “beneficially owns” a security if that person has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days. Unless noted below, management believes that each person listed below has sole investment and voting power with respect to the shares included in the table.

Directors, Director Nominees and Executive Officers	Number of Shares		Percentage of Issued and Outstanding Shares [1]
Marcia M. Anderson	1,826	[2]	*
Robert B. Atwell **	342,689	[3]	2.2%
Héctor Colón	3,481	[4]	*
Michael E. Daniels **	334,886	[5]	2.1%
Lynn D. Davis	11,254		*
John N. Dykema	101,255	[6]	*
Christopher J. Ghidorzi	10,258	[7]	*
Andrew F. Hetzel, Jr.	8,958	[8]	*
Brad V. Hutjens **	137,389	[9]	*
Brenda L. Johnson	671,156	[10]	4.3%
Donald J. Long, Jr.	84,433	[11]	*
Patrick J. Madson	33,112	[12]	*
Dustin J. McClone	5,032	[13]	*
Susan L. Merkatoris	91,598		*
H. Phillip Moore, Jr. **	50,560	[14]	*
Oliver Pierce Smith	446,397	[15]	2.8%
Glen E. Tellock	1,898		*
Robert J. Weyers	101,453	[16]	*
Eric J. Witczak **	142,210	[17]	*

All Current Directors and Executive Officers as a Group (19 persons)	2,579,845	[18]	16.4%

*	Represents less than one percent.
**	Represents the named executive officers.
[1]	For purposes of this table, percentages shown treat shares subject to exercisable options held by the indicated director or executive officer (including options exercisable within 60 days) as if they were issued and outstanding. All unvested shares of restricted stock are entitled to vote and are therefore included with the issued and outstanding shares reflected in this table.
[2]	Includes 280 shares held by Ms. Anderson in the Deferred Compensation Plan for Non-Employee Directors.
[3]
Includes exercisable options to purchase 296,500 shares of common stock, 1,381 shares of unvested restricted stock, 300 shares held in a custodial trust account for Mr. Atwell's minor child, and 1,000 shares in a charitable organization in which Mr. Atwell disclaims any financial interest. Mr. Atwell is a director and named executive officer.

[4]	Includes 490 shares held by Mr. Colón in the Deferred Compensation Plan for Non-Employee Directors.
[5]
Includes 9,803 shares held in his spouse’s IRA, exercisable options to purchase 246,500 shares of common stock, 6,252 shares Mr. Daniels owns in his Nicolet 401(k) plan, and 1,840 shares of unvested restricted stock. Mr. Daniels is a director and named executive officer.

[6]	Includes 40,097 shares held in an irrevocable trust, and 8,514 shares held by Mr. Dykema in the Deferred Compensation Plan for Non-Employee Directors.
[7]	Includes 2,937 shares held by Mr. Ghidorzi in the Deferred Compensation Plan for Non-Employee Directors.
[8]	Includes 1,366 shares held by Mr. Hetzel in the Deferred Compensation Plan for Non-Employee Directors.
[9]
Includes exercisable options to purchase 109,000 shares of common stock, 1,818 shares Mr. Hutjens owns in his Nicolet 401(k) plan, and 793 shares of unvested restricted stock. Mr. Hutjens is a non-director named executive officer.

[10]	Includes 293 shares held by Ms. Johnson in the Deferred Compensation Plan for Non-Employee Directors.
[11]	Includes 4,779 shares held by Mr. Long in the Deferred Compensation Plan for Non-Employee Directors.
[12]	Includes exercisable options to purchase 28,000 shares of common stock, 372 shares of unvested restricted stock, and 80 shares held in custodial trust accounts for Mr. Madson's minor children.
[13]	Includes 1,242 shares held by Mr. McClone in the Deferred Compensation Plan for Non-Employee Directors.
[14]
Includes 375 shares held in his spouse's IRA, exercisable options to purchase 20,000 shares of common stock, and 6,899 shares of unvested restricted stock. Mr. Moore is a non-director named executive officer.

[15]	Includes 1,740 shares held by Mr. Smith in the Deferred Compensation Plan for Non-Employee Directors.
[16]
Includes 8,840 shares held by Mr. Weyers in the Deferred Compensation Plan for Non-Employee Directors, 25,250 shares held in a limited partnership to which Mr. Weyers is general partner, 3,500 shares held in a limited liability company to which Mr. Weyers is an owner, and 12,333 shares held in a trust for Mr. Weyers adult children in which Mr. Weyers disclaims any financial interest.

[17]
Includes exercisable options to purchase 94,000 shares of common stock, 6,783 shares Mr. Witczak owns in his Nicolet 401(k) plan, and 883 shares of unvested restricted stock. Mr. Witczak is a non-director named executive officer.

[18]	Includes outstanding common stock, exercisable options to purchase 845,000 shares of common stock, and all shares of unvested restricted stock.

Stock Ownership of Beneficial Owners

The following table sets forth information with respect to the beneficial ownership of shares of Nicolet common stock by each person known by the Company to be the beneficial owner of more than 5% of Nicolet’s issued and outstanding common stock. The information below is from Schedule 13G/A filings reporting holdings as of December 31, 2023.

Name and Address	Amount and Nature of Beneficial Ownership [1]		Percent of Class [2]
BlackRock, Inc.	1,018,199	3	6.8%
55 East 52nd Street
New York, NY 10055

1	Shares are deemed to be “beneficially owned” by a person if such person, directly or indirectly, has or shares (a) the power to vote or to direct the voting of such shares, or (b) the power to dispose or direct the disposition of such shares.
2	Based on 14,904,370 shares of common stock outstanding as of January 31, 2024.
3
Based on a Schedule 13G/A filed on January 26, 2024, BlackRock, Inc. and certain affiliated entities have sole voting power with respect to 991,605 shares and sole dispositive power with respect to 1,018,199 shares.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis (“CD&A”) provides an overview of the principles and practices underlying Nicolet’s executive compensation policies and decisions made by the Compensation Committee (sometimes also referred to within this Compensation Discussion and Analysis section as the “Committee”) as they relate to the 2023 compensation for our chief executive officer, chief financial officer, and other executive officers included in the Summary Compensation Table, collectively referred to in this Proxy Statement as our “Named Executive Officers” or “NEOs.”

Our compensation philosophy and the objectives of our compensation decisions and administration are grounded in our core values, vision, and mission. The following sections summarize this philosophy and these objectives.

2023 Summary Financial Results

Net income for the year ended December 31, 2023 was $62 million and earnings per diluted common share was $4.08, compared to net income of $94 million and diluted earnings per common share of $6.56 in 2022. Net income reflected non-core items and the related tax effect of each, including the first quarter U.S. Treasury securities sale loss (balance sheet repositioning), the change in Wisconsin state tax law during third quarter, gain on sale of Nicolet’s member interest in UFS, LLC, expected loss (provision expense) on a bank subordinated debt investment, an early contract termination charge, Day 2 credit provision expense required under the CECL model, merger-related expenses, branch optimization costs, as well as gains (losses) on other assets and investments. For the full year, non-core items negatively impacted diluted earnings per common share $2.64 for 2023 and $0.34 for 2022.

2023 was not the year we thought it would be, but we certainly made the most of the year it became. Nicolet saw strong loan growth, solid growth in fee income, resilience in our credit quality, and a continued increase in net interest margin, partly from the balance sheet repositioning in first quarter 2023. On March 7, 2023, Nicolet executed the sale of $500 million (par value) U.S. Treasury held to maturity securities for a pre-tax loss of $38 million or an after-tax loss of $28 million to reposition the balance sheet for future growth.

Nicolet’s 2023 results were also impacted by the Wisconsin State Budget signed in July 2023 and retroactive to January 1, 2023, which included language that provides financial institutions with an exemption from state taxable income for interest, fees, and penalties earned on loans to existing Wisconsin-based business or agriculture purpose loans that are $5 million or less in balance on January 1, 2023, and to new loans that meet the criteria. The impact of this tax law change to Nicolet moving forward will be a reduction / elimination of State income taxes being expensed, resulting in an estimated effective tax rate of 19.5% (compared to a 25% effective tax rate previously). However, the elimination of State income tax expense also required a valuation allowance to be established for the State-related deferred tax asset as of the effective date of the legislation, and a one-time $9.1 million charge to state income tax expense was recognized in third quarter to establish this valuation allowance. Our financial results are summarized below.

$ in thousands, except per share data	2023 Results	2022 Results	2021 Results
GROWTH:
Average loans	$6,233,623	$5,255,646	$3,183,681
Net interest income	$241,516	$239,961	$157,955
M&A transactions *	None	Charter	County & Mackinac
PROFITABILITY:
Net income (GAAP)	$61,516	$94,260	$60,652
Adjusted net income (non-GAAP) ^	$101,245	$99,161	$73,263
Diluted earnings per common share (GAAP)	$4.08	$6.56	$5.44
Adjusted diluted earnings per common share (non-GAAP) ^	$6.72	$6.90	$6.57
Return on average assets	0.73%	1.20%	1.15%
SOUNDNESS:
Nonperforming assets to total assets	0.33%	0.46%	0.73%
Stockholders’ equity / Assets	12.27%	11.10%	11.59%
Tangible common equity / Tangible assets ^	7.98%	6.82%	7.51%
* M&A transactions included the acquisitions of: Charter Bankshares, Inc. with total assets of $1.1 billion in 2022; County Bancorp, Inc. with total assets of $1.4 billion and Mackinac Financial Corporation with total assets of $1.6 billion in 2021.
^ For a reconciliation of these non-GAAP financial measures to the most comparable GAAP measures, please refer to Appendix A of this Proxy Statement.

At December 31, 2023, Nicolet had total assets of $8.5 billion, a decrease of $295 million (3%) from December 31, 2022, largely due to the balance sheet repositioning during first quarter. Total loans increased $173 million (3%) from December 31, 2022, despite the challenging higher cost due to significantly higher interest rates. Total deposits of $7.2 billion increased slightly ($19 million) from December 31, 2022, while total borrowings decreased $375 million. Total capital was $1.0 billion at December 31, 2023, an increase of $66 million from December 31, 2022, mostly due to solid earnings, partly offset by payment of a quarterly common stock dividend (beginning in second quarter 2023). Nonperforming assets were $28 million and represented 0.33% of total assets at December 31, 2023, compared to $40 million or 0.46% at December 31, 2022. The allowance for credit losses-loans increased to $64 million (1.00% of loans), compared to $62 million (1.00% of loans) at December 31, 2022.

2023 was a volatile year in the equity markets, and especially in banking given the activity in the first and second quarter with three high profile bank failures. Despite a wide range during the year, Nicolet’s stock price ended the year up 0.9% for 2023, compared to 5.3% for the broader banking index. Our stock price has performed well over the past five years relative to the banking industry.

Share Price Return	NIC	S&P U.S. BMI Bank Index	S&P 500
Year ended 12/31/2023	0.9%	5.3%	24.2%
5-Year (2019 to 2023)	9.0%	(5.1)%	47.6%

Executive Compensation Philosophy and Summary

Nicolet has a distinctly entrepreneurial approach to its executive compensation philosophy, which has included the use of episodic equity-based incentives at the inception of identified performance periods (typically based on a five-year strategic horizon with awards carrying a five-year vesting period), in addition to competitive base salaries, annual target incentives (typically based on a percentage of salary, a portion to be paid immediately in cash and a portion in equity which is generally a restricted stock grant vesting one-third immediately and one-third each of the following two anniversaries of the initial grant) and competitive benefits. More recently, the use of company contributions (“Company Contributions”) under Nicolet’s nonqualified deferred compensation (“NQDC”) plan have become meaningful to more seasoned management members while supporting the retention and succession objectives of the Company. All these components of compensation reward individual actions and performance; provide a mix of short-term and long-term compensation; allow us to attract, retain and motivate high-quality, skilled executives; and pay for performance over the longer term that is in alignment with Nicolet’s vision, strategic plans, and shareholder interests. The Board views our substantive episodic equity grants as integral to aligning compensation with expected future stock price performance, and the Company Contributions under the NQDC plan as an important longer-term compensation tool for other strategic goals, such as retention and succession.

We use executive compensation to reinforce the owner-managed culture at the heart of Nicolet’s conceptual long-term market impact, financial performance, and stock price performance. In particular, the Board believes that a strong employee equity interest in future stock price appreciation has consistently driven exceptional shareholder returns. This long-term performance supports the Board’s position that option equity is both a correlated and strong driver of long-term shareholder return. It incentivizes named executive officers to work for the long-term sustained prosperity of Nicolet, and reflects an aligned pay-for-performance philosophy.

Shareholder Outreach

2023 Say-on-Pay Vote Results. Every year, Nicolet conducts an annual vote to approve its executive compensation program on an advisory (non-binding) basis, commonly known as “say-on-pay.” At our 2023 Annual Meeting, we received a “For” vote of over 86%, which represents a significant increase over the prior year.

Shareholder Engagement. After a slim majority voting “For” our Say-on-Pay proposal in 2022, we actively engaged our largest shareholders prior to our 2023 Annual Meeting to solicit feedback on our compensation practices. The result of that engagement, as well as changes made to our 2022 executive compensation, resulted in over 86% of shareholders showing support for our annual Say-on-Pay proposal last year. Despite shareholders largely supporting this proposal, we felt it important to continue to offer to engage with our shareholders on an annual basis, and again invited our largest shareholders to meet with us so we could solicit feedback, and hear any concerns about our compensation practices or any additional corporate governance matters. In late December 2023, we provided our eight largest institutional shareholders the opportunity to speak with the Chair of the Committee, Senior Vice President of Human Resources / Legal Counsel, and Corporate Development Officer about our compensation practices, corporate governance matters, or any other relative topics. Of the eight shareholders we reached out to, several declined our offer noting they had no concerns, and one chose to have a brief call with us. Despite the limited response to our active engagement, we plan to continue to engage with shareholders on an ongoing basis and will listen and respond to shareholder feedback on Nicolet’s performance, compensation plans, governance matters, and strategic direction.

Executive Compensation Governance

We believe Nicolet’s pay practices demonstrate our commitment to and alignment with our mission, vision, and core values, as well as our dedication to a pay for performance philosophy supported by strong corporate governance. Highlights of our executive compensation governance are summarized below.

What We Do:		What We Don’t Do:
✓	Independent Expert Advice. We retain an independent expert selected by the Committee for compensation advice.	X	No tax gross-ups. We do not provide our NEOs with tax gross-ups in any of our compensation plans.

✓	Pay for Performance. A significant portion of our NEOs total compensation is tied to Company performance.	X	No Short Sale or Hedging. Our insider trading policy prohibits the short sale and hedging of Nicolet stock.

✓	Evaluate and Manage Risk. The Committee reviews compensation programs annually to ensure our programs do not encourage excessive risk taking.	X	No Repricing of Stock Options. Our equity incentive plan prohibits the repricing of options without shareholder approval.

✓	Require Stock Ownership. Our NEOs are subject to stock ownership requirements to promote alignment with our shareholders.	X
No “Single-Trigger” Change in Control Provisions. Our change in control provisions require both a change in control and a subsequent involuntary termination for a NEO to be eligible to receive bonus pay and accelerated vesting.

✓	Annual Say-On-Pay Vote. We solicit regular feedback from shareholders on our pay practices.

✓	Robust Clawback Policy. Our NEOs are subject to compensation clawback in the event of a material restatement of financial statements.

The Compensation Committee

The Committee, comprised of independent directors, believes that our executive compensation program is appropriately designed to achieve our objectives, is responsibly aligned with the best interests of our shareholders, and is reasonable when reviewed in context with the executive compensation programs and relative performance of our peer group companies, and does not create incentive for taking unreasonable risk.

As further described under “INFORMATION ABOUT THE BOARD OF DIRECTORS - Board Committees,” the primary purpose of the Committee is to discharge the responsibilities of Nicolet’s Board related to compensation to be paid to executive officers and directors, as well as to review and administer Nicolet’s incentive plans, including making grants under those plans. The Committee makes compensation related recommendations to the Board regarding Nicolet’s executive officers while considering actual results versus performance targets. The Committee is also responsible for making recommendations to the Board for compensation of Board members.

The Committee is focused on sustainability and improving operational and financial results, which we believe translates to long-term shareholder value. Therefore, we design and oversee our executive compensation programs to promote attainment of our annual and longer-term business goals, while appropriately balancing potential rewards for superior performance with minimizing risks to our shareholders.  The Committee seeks to compensate our executives in a fair, reasonable, and competitive manner, and be consistent with the underlying principles that frame our compensation philosophy described throughout this EXECUTIVE COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS section.

Our Compensation Philosophy is Grounded in our Values, Vision, and Mission

Nicolet was founded upon five core values (Be Real, Be Responsive, Be Personal, Be Memorable, and Be Entrepreneurial) which each of our employees embody to create a distinct competitive positioning in the markets within which we operate. Our mission is to be the lead community bank within the communities we serve, while our vision is to optimize the long-term return to our customers, employees, and shareholders (the “3 Circles”). Collectively, these embed a long-term focus in our leadership and business model.

Our longer-term compensation philosophy, which may contrast with that of other banks, is described in more detail below. We have historically weighted our compensation programs heavily toward long-term option-based equity rewards whose value results from shareholder value creation, rather than those which tie a preponderance of rewards to a few short-term metrics, creating a short-term mentality that may not serve the long-term interests of Nicolet and its shareholders. As such, awarding our executives with periodic large grants of stock options ties them to our value of “Be Entrepreneurial,” as our executives only realize value from these episodic option grants in the event the stock price appreciates. This aligns our executives’ personal compensation goals and levels with the increase in value the shareholders realize over time. As Nicolet has matured, the long-term incentive compensation mix evolved to include restricted stock grants (beginning in 2012) and Company Contributions under the NQDC plan (beginning in 2017) to better align a portion of compensation to shareholder long-term interests of retention and smooth succession.

Our History Underlying Executive Compensation

Since its founding in 2000, Nicolet has aligned employees and their compensation with shareholder interests over the long-term through ownership in the Company. Our incentive programs have historically included a larger than conventional ratio of equity-based compensation as a percentage of total compensation, primarily in the form of stock options. Employees realize the value of any stock option grant only when success is sustained, and reflected through a rising stock price, which aligns with value creation for our shareholders over the long-term. If the stock price does not increase over the strike price at grant, executives realize no value from the option awards.

Stock options as a component of overall compensation for our executive and leadership groups are not granted on an annual or preset periodic basis, but rather in an episodic fashion as we establish new financial goals and targets for future periods, often as part of a 5-year strategic cycle. Such episodic grants are based on multi-year objectives. Because the full initial estimated valuation (typically per the Black-Scholes model) of the grant is reflected in the Summary Compensation Table in the year of grant, but not in the subsequent years that are also part of the same strategic cycle, an episodic grant will appear disproportionate in the year of grant while preceding or subsequent years may show no grant or value. In reality, it is the performance of the subsequent years which will determine the real value of the stock option awarded to the recipient at the beginning of the strategic cycle. We typically award stock options with a five-year vesting schedule and ten-year redemption window, while we grant episodic restricted stock awards with five or ten-year vesting. We also grant restricted stock as a portion of the annual variable incentive bonus program to our senior management team, which vests one-third immediately and one-third on the next two anniversary dates. Finally, we use Company Contributions under the NQDC plan to allow the mix of incentive compensation to be meaningful to recipients and to achieve retention or succession-related goals, in some cases in place of option awards, particularly when an executive already has significant options and shares and additional at-risk compensation will not provide a sufficiently incremental incentive, and a NQDC grant can have the effect of making it possible for the executive to not need to liquidate significant share holdings to fund their continued holding, including after their direct employment.

Objectives of the Compensation Program

In designing and implementing the compensation program for our executive officers, we primarily intend to:

•attract, motivate, and retain highly skilled executives in a competitive environment;
•provide appropriate financial incentives for results, which aligns the financial interests of our executives and shareholders, and inspires and rewards behavior that promotes sustainable growth in shareholder value;
•balance base compensation with pay-for-performance compensation by ensuring that a significant portion of total compensation is determined by financial operating results and creation of shareholder value; and
•motivate our executives to manage the business to generate positive short-term and long-term results without creating unnecessary or excessive risks to Nicolet.

The design of our compensation program incorporates compensation components that are widely used by companies within our industry, and are applied in combination to achieve the objectives noted above. Within our peer group companies, the mix of components as a percentage of total executive compensation varies; our program is more heavily weighted toward appreciation-based equity in the form of stock options to reward our executives when they create significant and sustained performance above industry averages, thereby creating shareholder value. We believe that providing high impact leaders, including our named executive officers, with opportunities to share in Nicolet’s value creation for its shareholders over a longer period through the use of equity awards is not dilutive, but rather accretive by aligning our executives’ interests with our shareholders over the longer term, and in creating a greater shared return for all those who invest in Nicolet through their patronage, time, effort and/or financial investment.

We acknowledge that a range of factors impact stock performance and consequently, the value of stock-based compensation. Some of the factors are internally controlled and some are not, and we fully understand that an emphasis on stock-based compensation can result in executives benefiting from those external factors, perhaps as much as the internal factors. We appreciate that some companies try to structure incentive compensation in such a way to minimize the effect of external factors. The risk of this is that it has the potential for executives being heavily compensated in situations in which the shareholders are not similarly benefiting. No compensation system is perfect. We recognize this and have leaned toward executive alignment with shareholders rather than the alternative.

Pay for Performance Criteria and Process

Paying for performance is the foundation of our incentive compensation philosophy. We believe shareholder value creation, most visible in our stock price performance over time, is driven by sustained business performance in the areas of Growth, Profitability and Soundness, as measured through a number of quantitative and qualitative components. Specific to Growth, we consider organic growth in assets, loans, and deposits; M&A-based growth, innovation, and relevance to markets we serve. For Profitability, we consider traditional metrics such as net income, earnings per common share, return on average assets, and return on average equity or tangible equity, expense management, and share management. And for Soundness, we consider asset quality, core deposits, capital, and risk management. The weightings assigned to each of these areas shifted slightly for 2023, from a heavier focus on growth due to the recent acquisitions, to a focus on delivering profitability post-acquisition and maintaining soundness in an uncertain macroeconomic environment.

Specific for 2023’s incentive compensation, the Committee and the Board focused on the following metrics as a guide when determining incentive awards.

	2023 Results	2022 Results	Outcome
GROWTH	15% Weighting	30% Weighting
Year to date Average loans (% growth)	19%	65%	à
Net interest income ($ in thousands)	$241,516	$239,961	ä
M&A transactions	None	1 - Charter
PROFITABILITY	50% Weighting	40% Weighting
Net income ($ in thousands)	$61,516	$94,260	æ
Diluted earnings per common share	$4.08	$6.56	æ
Efficiency ratio	59.50%	54.15%	æ
SOUNDNESS	35% Weighting	30% Weighting
Net loan charge-offs to average loans	0.01%	0.01%	à
Nonperforming assets to total assets	0.33%	0.46%	ä
Stockholders’ Equity / Assets	12.27%	11.10%	ä
Tangible common equity / Tangible assets ^	7.98%	6.82%	ä
^ For a reconciliation of this non-GAAP financial measure to the most comparable GAAP measures, please refer to Appendix A of this Proxy Statement.

The Committee and the Board award incentives by evaluating Company and individual performance in a holistic fashion, considering actual results and achievements in the above three areas against our strategic objectives, expectations and improvements over the prior year; overall industry and marketplace conditions; and readiness for continued and future goal attainment in line with our strategic plans. In addition to the absolute quantitative measurement of financial results in the above three areas, we also evaluate the qualitative nature of our results, relative to peers and the market. We believe that this approach of evaluating internal performance in light of external factors results in superior long-term value creation compared to an approach that relies on a few selected objective internal metrics based solely on a formulaic calculation that weights individual metrics in any single year, as it serves to mitigate risks that employees might take to achieve a single numerical goal that would threaten the long-term health and viability of Nicolet.

Clawback. Nicolet’s incentive compensation philosophy clearly specifies that any and all cash bonus payments, retention awards, and/or equity incentive compensation which may be paid to selected officers are subject to recovery or “clawback” by the Company if such payments were based on financial statements or other performance metric criteria which are later found to be materially inaccurate. For additional information on this policy, see “Clawback Policy.”

Perspective: The Committee has compensation data available from consultants, studies, and peer groups to provide perspective on pay levels and pay mix to executives, as well as the ability to compare Nicolet’s financial results to peer groups and others in the industry. This comparative data is generally historical (lagging by an annual period), whereas the decision-making process of the Committee is real-time in awarding current year awards for current year results (financial and non-financial goals) and in setting next year salary levels. For example, the Committee will see comparative data on 2023 total compensation for executives in mid-2024, well after the Committee makes its decisions for 2023. Therefore, the Committee values the comparative lagged data as well as the most recent say-on-pay vote for perspective and context. The Committee does not set any named executive’s pay (salary, incentive, total pay or pay mix) using formal target ranges (such as median, above median or a multiple of median) of a comparatively titled executive. The Committee instead sets incentives and pay each year supported mainly by performance achieved toward goals, as well as its comprehensive evaluation of the many factors already discussed and lagged peer data.

Components of our Compensation Program

To achieve the objectives of our compensation program, we use a mix of compensation components evaluated individually and in combination, including the following.

•Base salary - competitive fixed pay commensurate with experience and performance (evaluated in context of the industry and our peer group’s base salary levels for equivalent roles);
•Annual variable incentive bonus - bonus pay represented as a target percentage of salary. For the broader workforce, this represents an annual cash bonus opportunity. For the named executive officers and selected other senior leaders, we split the target percentage of salary, with a portion in cash and a portion in restricted stock (which vests one-third immediately and one-third on the next two anniversary dates), payable for attainment of goals. We may pay beyond target for over-performance (though in practice we cap this at 150% of target) or below target for under-performance against our various metrics and other achievements;
•Long-term equity incentives - awarded in the form of stock options (see the previous discussion under “Our History Underlying Executive Compensation” for additional detail) and/or restricted stock awards with multi-year vesting periods. We do not grant stock options on an annual or any set periodic basis, but rather we typically grant stock options at the inception of, or progress on, longer-term strategic plans;
•Company contributions under the NQDC plan - awarded as a long-term compensation component, with or without vesting, as approved by the Committee, in support of overall compensation mix objectives, and retention or succession goals;
•Severance and change in control benefits;
•Other benefits, such as 401(k), and other perquisites offered to some or all of Nicolet’s full-time employees.

The Committee determines the level and percentage mix of compensation components it believes is appropriate for each executive, considering specific responsibilities within the Company, and similarly situated executive compensation levels within our peer group companies. We review the talent and expertise necessary to achieve our objectives, and specific expected performance outcomes for the year.

The Committee has a flexible allocation policy for determining the allocation between cash and non-cash compensation for executives in any given year. We utilize target percentages of salary defined for our short-term annual variable incentive program. See Executive Compensation Components and Decisions - “Annual Variable Incentive Bonus” for more detail.

The Committee believes that tying executive rewards to equity in Nicolet and other long-term compensation motivates and rewards executives to strive for results that create greater shareholder value over longer term periods, and in addition serves to elevate these organizational dynamics:

•promoting growth, soundness, profitability, risk mitigation, and expense control required to accomplish our strategic long-term plans;
•encouraging consistent superior results by providing a meaningful incentive; and
•supporting elevated collaboration and teamwork among employees.

Role of Management with our Compensation Committee

The Committee solicits and considers the performance evaluations and compensation recommendations submitted for various senior officers by Nicolet’s Chief Executive Officer, Michael Daniels. In the case of Mr. Daniels, the Committee evaluates performance and recommends compensation to the Board.

Human Resources and certain other departments work to design, develop and administer our compensation programs. These departments can make recommendations to the Committee. This may include changes or adjustments to existing compensation programs, and recommendations of financial and other performance targets to be achieved under those programs. These departments also prepare analyses of financial data or other briefing materials for the Committee to ultimately assist in the implementation of decisions reached by the Committee and the Board.

Use of Independent Compensation Consultant and Peer Group Benchmarking

The Committee has authority to retain outside counsel, experts, compensation consultants and other advisors, as needed.

The Committee engages an independent compensation consultant to provide expertise on competitive pay practices, program design, and an objective assessment of any inherent risks of any programs. Pursuant to authority granted to it under its Charter, the Committee hired Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent consultant beginning in 2023. Pearl Meyer is retained by, and reports directly to, the Committee, and provided no other services to Nicolet. Based on standards promulgated by the SEC and NYSE to assess compensation advisor independence, as well as analyses conducted by Pearl Meyer in its respective independence review, the Committee has concluded that Pearl Meyer is an independent and conflict-free advisor to the Committee. Pearl Meyer may periodically attend meetings of the Compensation Committee, physically or by phone, and with or without management present.

Pearl Meyer assists the Committee in, among other things, applying our compensation philosophy for our executive officers and non-employee directors, analyzing current compensation conditions in the marketplace generally and among our peers specifically, and assessing the competitiveness and appropriateness of compensation levels for our executive officers. For the Committee’s use in 2023, Pearl Meyer was engaged to provide comprehensive reports of both board compensation and executive total compensation. These reports evaluated Nicolet’s board compensation and the pay of it named executive officers to that of a custom peer group. To provide supplemental information, Nicolet also participated in certain financial industry compensation surveys with firms other than Pearl Meyer. While Nicolet considers the external market information provided in these reports, it does not exclusively rely upon them to make compensation decisions.

In its review of our executive compensation programs, the Committee evaluates a peer group annually. The peer group is comprised of banks with similar characteristics (size, regional proximity, publicly traded, and similar business model). Our peer group parameters included banks with Midwest based headquarters and an asset size between $6 billion and $18 billion. To be consistent with industry best practices, the peer group for 2023 was expanded to include 24 peer banks, compared to 18 peer banks for 2022, and included the following entities.

BancFirst Corporation	First Mid Bancshares, Inc.	Peoples Bancorp, Inc.
First Busey Corporation	First Merchants Corporation	Premier Financial Corp.
Byline Bancorp, Inc.	German American Bancorp, Inc.	Park National Corporation
CrossFirst Bankshares, Inc.	Horizon Bancorp, Inc.	QCR Holdings, Inc.
City Holding Company	Lakeland Financial Corporation	Republic Bancorp, Inc.
Enterprise Financial Services Corp.	Merchants Bancorp	1st Source Corporation
FB Financial Corporation	MidWestOne Financial Group, Inc.	Stock Yards Bancorp, Inc.
First Financial Bancorp.	Midland States Bancorp, Inc.	WesBanco, Inc.

As perspective for the Compensation Committee in 2023, Pearl Meyer’s assessment of Nicolet’s compensation practices and levels in the comprehensive reports concluded:
•Total cash compensation (base salary + annual cash incentives / bonus) of the named executive officers is considered competitive to peers.
•Total direct compensation (cash compensation + equity awards) is aligned with the market 70th percentile.
•Total remuneration (direct compensation + all other compensation) are positioned above the 75th percentile of peers.

2023 Executive Compensation Components and Decisions

Base Salary

The Committee intends that base salary component of total compensation will provide competitive fixed pay commensurate with experience and performance. The Committee reviews executive base salaries on an annual basis, with consideration of each executive’s role and level of responsibility, Company performance and succession progress, as well as base salary levels of similarly situated executives employed by peers or in the industry. An individual’s base salary may vary relative to the market data available, as the Committee also incorporates other factors such as performance, experience level, business challenges unique to a particular year, and other considerations into the final salary decisions. In November 2022, the Compensation Committee approved the following base salary adjustments for the NEOs.

Name	2022 Base Salary	% Change	2023 Base Salary
Michael E. Daniels	$700,000	—%	$700,000
Robert B. Atwell	525,000	—%	525,000
H. Phillip Moore, Jr.	415,000	6.0%	440,000
Eric J. Witczak	400,000	10.0%	440,000
Brad V. Hutjens	365,000	6.8%	390,000

Annual Variable Incentive Bonus

The annual variable incentive bonus is represented as a target percentage of salary, with a portion in cash and a portion in restricted stock (which vests one-third immediately and one-third on the next two anniversary dates), payable for attainment of goals. The Committee reviews the target bonus percentages annually, considering each executive’s experience level, duties and responsibilities, Company performance, overall compensation objectives, and to remain competitive with peer compensation practices. The 2023 annual variable incentive bonus target percentage for each NEO is summarized below (all are unchanged from 2022).

Name	Target Annual Variable Incentive Bonus %	% Cash of Target Annual Variable Incentive Bonus	% Equity of Target Annual Variable Incentive Bonus	Target % for NQDC
Michael E. Daniels	75%	50%	25%	70%
Robert B. Atwell	75%	50%	25%	70%
H. Phillip Moore, Jr.	60%	40%	20%	50%
Eric J. Witczak	60%	40%	20%	30%
Brad V. Hutjens	60%	40%	20%	30%

Based on the results for 2023 (see “2023 Summary Financial Results”), each individual’s performance assessment, and perspective of the total compensation package for each executive, the Committee awarded a 63% multiple of target incentive (cash and equity) for each named executive officer, applied to the base salary. The Committee determined that the assigned multiple of target incentive bonus plus the Company Contributions under the NQDC plan were warranted mainly due to a) 2023 earnings (as discussed above); b) successful balance sheet repositioning; c) pristine asset quality; and d) satisfactory progress toward long-term strategies. The restricted stock values reflected in the Summary Compensation Table are the equity portion of the annual variable incentive bonus at the 63% of base salary multiple.

Long-Term Equity Incentives

The only equity incentives awarded to the NEOs during 2023 and 2022 were the restricted stock that is a component of the annual variable incentive bonus.

Nonqualified Deferred Compensation

The NQDC plan was initially developed to accommodate voluntary contributions from highly compensated employees wishing to defer income for post-retirement, as well as to accommodate contributions from the Company to key executives that are common in the industry to support long-term compensation and succession planning. In 2023, the Committee approved

Company Contributions to the NQDC plan of $1.4 million for 25 individuals, including $0.8 million to the NEOs that vested immediately for Mr. Atwell and will vest over two years for all remaining NEOs (with one-third vested immediately and one-third vesting on the next two anniversary dates). In comparison, for 2022, the Committee approved Company Contributions to the NQDC plan of $2.4 million for 24 individuals, including $1.6 million to the NEOs that vested immediately for Mr. Atwell and will vest over two years for all remaining NEOs (with one-third vested immediately and one-third vesting on the next two anniversary dates).

The Company Contributions under the NQDC plan provided to the named executive officers are included in the Summary Compensation table, described under the column titled “All Other Compensation.”

Perquisites and Other Benefits

We provide executive officers with perquisites and other personal benefits that Nicolet and our Committee believe are reasonable and consistent with its overall compensation program. These perquisites include car allowances and payment of club dues, as well as travel and housing allowances for certain of our executive officers. Our Compensation Committee periodically reviews the levels and appropriateness of perquisites and other personal benefits provided to executive officers. The Committee believes that the perquisites and other personal benefits further the goals of Nicolet and are not material with respect to the overall compensation of our executive officers. The named executive officers participate in Nicolet’s broad-based employee benefit plans, such as the 401(k) Plan, the Employee Stock Purchase Plan, and medical, dental, disability and life insurance coverage programs, under the same terms as other eligible employees. In 2023 and 2022, although the Committee approved profit sharing contributions of $0.6 million and $1.0 million, respectively, beyond the standard matching contributions, to the 401k Plan, our named executive officers, among others, were excluded from these contributions. A few perquisites, such as country club memberships, supplemental health coverage, and company automobiles or auto allowances are provided to a few select employees, which may include some of the named executive officers as well as other selected officers. We do not provide a defined benefit pension plan, post-retirement health coverage (other than certain COBRA benefits), or similar benefits for our executive officers or other employees. The benefits and perquisites provided to the named executive officers are included in the Summary Compensation table, described under the column titled “All Other Compensation.”

Stock and Benefit Plan Summaries

2011 Long-Term Incentive Plan (“2011 LTIP”). Nicolet’s 2011 LTIP, as subsequently amended with shareholder approval, has reserved 3,000,000 shares of Nicolet common stock for potential stock-based awards. The Committee oversees the plan and grants equity awards in accordance with the plan documents to certain officers, employees and directors of the Company. This plan provides for certain stock-based awards such as, but not limited to, stock options, stock appreciation rights and restricted common stock, as well as cash performance awards. Under this plan at December 31, 2023, approximately 1.6 million option grants were outstanding, of which 1.2 million were exercisable and approximately 57,000 restricted shares remain unvested. As of December 31, 2023, approximately 0.7 million shares were available for grant under the 2011 LTIP.

Nonqualified Deferred Compensation Plan. Nicolet sponsors a deferred compensation plan for certain key management employees. Under this plan, eligible employees designated by the Board through the actions of the Committee may elect to defer compensation (up to 75% of base salary and up to 100% of an annual cash bonus) and the Company may make contributions on behalf of one or more eligible plan participants (“Company Contributions”). Such Company Contributions are made to the plan on behalf of an eligible employee’s retirement account and have been used to improve the mix of long-term compensation, providing a valued alternative or complement to equity incentives, and further incenting longevity or retention of key individuals. Upon retirement, termination of employment or at their election under a defined fixed period, the employee shall become entitled to receive the deferred amounts plus earnings thereon. Contributions under the deferred compensation plan for the benefit of our named executive officers are reflected in the “All Other Compensation” column of the Summary Compensation Table. Also see the table, Nonqualified Deferred Compensation 2023. The nonqualified deferred compensation plan agreements are “unfunded” general contractual obligations of Nicolet and are subject to the claims of our creditors. If Nicolet were to become insolvent, the participants would be unsecured general creditors of Nicolet. The Committee believes this form of at-risk compensation helps align the interests of plan participants with the long-term interests of Nicolet, its debt holders, and its stockholders.

Broad-Based Employee Benefits

In addition to the compensation plans discussed above, Nicolet has a number of broad-based employee benefit plans as further described below. The Committee oversees these plans.

Nicolet 401(k) Plan. Nicolet sponsors a tax-qualified 401(k) savings plan under which eligible employees may choose to save up to 100% of salary compensation on either a pre-tax or after-tax basis, subject to certain IRS limits. Under the plan, Nicolet matches 100% of participating employee contributions up to 6% of the participant’s eligible compensation. The Company contribution vests over five years. Nicolet can make additional annual discretionary profit sharing contributions, as determined by the Board. The Committee approved discretionary profit sharing contributions of $0.6 million in 2023, $1.0 million in 2022, and $0.5 million in 2021, and the named executive officers, among others, were excluded from these contributions. Contributions under the 401(k) Plan for the benefit of our named executive officers are reflected in the “All Other Compensation” column of the Summary Compensation Table.

Employee Stock Purchase Plan. Nicolet sponsors an employee stock purchase plan under which eligible employees may purchase Nicolet common stock at a 10% discount, utilizing payroll deductions that range from a minimum of $20 to a maximum of $400 per payroll, during offering periods (currently quarterly).

Deductibility of Executive Compensation

Generally, Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the U.S. federal income tax deduction for compensation paid to our Chief Executive Officer, Chief Financial Officer and certain other highly compensated executive officers (including, among others, our next three other most highly compensated executive officers as of the end of the calendar year) to a maximum U.S. federal income tax deduction that we may receive for annual compensation paid to any officer covered by Code Section 162(m) to $1,000,000 per officer. To the extent that the aggregate amount of any covered officer’s salary, bonus, amounts realized from option exercises and vesting of restricted stock units or other equity awards and certain other compensation amounts that are recognized as taxable income by the officer exceeds $1,000,000 in any year, we are not entitled to a U.S. federal income tax deduction for the amount over $1,000,000 in that year.

Although the Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our executive officers, it continues to view the tax deductibility of executive compensation as one of many factors to be considered in the context of its overall compensation philosophy. The deductibility of some types of compensation depends upon the timing of an executive officer’s vesting or exercise of previously granted rights or awards. Further, interpretations and changes in tax law and other factors beyond the Committee’s control may also affect the deductibility of compensation. Accordingly, the Committee reserves the right to approve compensation that may not be deductible in situations it deems appropriate. For example, in 2023, an estimated $5.2 million was not deductible related to compensation collectively paid to Messrs. Atwell and Daniels due to the tax limitations on compensation in Section 162(m).

Stock Ownership Guidelines and Holding Requirements for Executive Officers

We strongly encourage ownership of Nicolet’s stock by all employees and expect our named executive officers to set positive examples. As such, the Board has adopted stock ownership guidelines applicable to Nicolet’s NEOs which require the CEO to own and hold six times his annual base salary, and which require all remaining NEOs to own and hold three times their annual base salary. All NEOs are in compliance with these stock ownership requirements.

Clawback Policy

We have a clawback policy applicable to selected officers, which include, among others, all our named executive officers. Pursuant to this policy, the Committee shall in all appropriate circumstances, require reimbursement of any bonus payment (that is, any and all cash bonus payments, retention awards and/or equity incentive compensation) to a selected officer where the payment awarded was based on financial statements or other performance metrics which are later found to be materially inaccurate. We feel this clawback policy is appropriate and assists with risk mitigation throughout our Company.

Short Sale and Hedging Policy

Pursuant to our insider trading policy, Nicolet considers it improper and inappropriate for its directors, officers, employees, and consultants to engage in short-term or speculative transactions in Nicolet’s securities or in other transactions in Nicolet’s securities that may lead to inadvertent violations of insider trading laws. Therefore, directors, officers, employees, and consultants are prohibited from selling any securities of Nicolet that are not owned by such person at the time of the sale, including forward sale on purchase contracts, equity swap, collars or exchange funds, or engage in hedging transactions involving securities of Nicolet. Directors, executive officers, and specific employees are also subject to blackout periods during which they may not buy or sell shares of Nicolet common stock.

Conclusion

Through the compensation arrangements outlined above, a significant portion of each of our named executives officers’ compensation is contingent upon Nicolet’s overall sustained performance.

Therefore, the realization of potential financial benefit by each executive is closely linked to Nicolet’s performance and increases in shareholder value over time. We remain committed to this philosophy of paying for performance, recognizing that the competitive market for talented executives and the episodic assignment of multi-year incentive rewards tied to our longer term strategic plans may result in significant variation in total reported compensation from period to period.

The Committee gives careful consideration to our executive compensation programs, including each element of compensation to each executive. The Committee believes that the Nicolet compensation program is fair and reasonable in context of Nicolet’s peer group and our performance compared to the prior year, internal expectations, and peers. Further, the Committee believes that the compensation program gives each executive appropriate incentive, based upon the executive’s responsibilities, achievements, and ability to contribute to aligned progress and prosperity for our customers and communities, employees, and shareholders.

Finally, the Compensation Committee believes that our compensation structure and practices encourage management to work for real innovation, business and operational improvements, and outstanding shareholder value creation over the longer term, without taking unnecessary, undue or excessive risks.

Compensation Committee Report

The Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement and based upon such review and discussion, the Compensation Committee recommended to Nicolet’s Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report has been furnished by the Compensation Committee of the Board:

                        John N. Dykema, Chair
                        Susan L. Merkatoris
                        Donald J. Long, Jr.

The foregoing report of the Compensation Committee does not constitute soliciting material and shall not be deemed to be filed or incorporated by reference into any other Nicolet filing under the Securities Act of 1933, as amended (the “Securities Act”) or under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent Nicolet specifically incorporates this report by reference therein.

Nicolet Compensation of Named Executive Officers

The following table sets forth all compensation paid for each of the last three fiscal years ended December 31, 2023, to each individual who served as our chief executive officer during 2023, each individual who served as our chief financial officer during 2023, and the next three most highly compensated executive officers serving at the end of 2023, collectively our “Named Executive Officers” or “NEOs”.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus [1]	Stock Awards [2]	Option Awards [2]	All Other Compensation [3]	Total
Michael E. Daniels
Chairman, President, and Chief Executive Officer of Nicolet Bankshares, Inc. and Nicolet National Bank (4)	2023	$700,000	$219,293	$109,472	$—	$395,007	$1,423,772
(Principal Executive Officer)	2022	$700,000	$437,500	$218,565	$—	$696,820	$2,052,885
	2021	$562,000	$421,500	$210,625	$—	$2,334,930	$3,529,055
H. Phillip Moore, Jr.
Chief Financial Officer, Nicolet Bankshares, Inc. and Nicolet National Bank (4)	2023	$440,000	$110,273	$54,969	$—	$231,300	$836,542
(Principal Financial Officer)	2022	$415,000	$207,500	$103,697	$—	$352,681	$1,078,878
	2021	$215,385	$140,000	$858,242	$1,322,454	$259,114	$2,795,195
Robert B. Atwell
Former Chairman of the Board and Director of Nicolet Bankshares, Inc. and Nicolet National Bank (4)	2023	$525,000	$164,470	$82,221	$—	$315,583	$1,087,274
	2022	$525,000	$328,125	$163,924	$—	$544,556	$1,561,605
	2021	$562,000	$421,500	$210,625	$—	$2,335,291	$3,529,416
Eric J. Witczak
Executive Vice President and Secretary of Nicolet Bankshares, Inc.	2023	$440,000	$110,273	$54,969	$—	$149,058	$754,300
	2022	$400,000	$200,000	$99,811	$—	$211,571	$911,382
	2021	$341,250	$204,750	$102,348	$1,326,426	$158,376	$2,133,150
Brad V. Hutjens
Executive Vice President, Chief Credit Officer, and Chief Compliance & Risk Manager, Nicolet National Bank	2023	$390,000	$97,742	$48,680	$—	$123,790	$660,212
	2022	$365,000	$182,500	$91,069	$—	$185,576	$824,145
	2021	$315,000	$189,000	$94,441	$1,326,426	$145,934	$2,070,801

1	All bonuses are reported in the year earned.
2	Reflects the fair value of restricted stock and stock options on the date of grant, calculated in each case in accordance with applicable accounting guidance and based on assumptions set forth in Notes 1 and 11 of the Notes to Consolidated Financial Statements in Nicolet’s annual report on Form 10-K.
3
All Other Compensation as reported in this column includes: 401(k) company match contributions, company contributions to employee retirement subaccounts, supplemental employer health benefit, auto allowances, club memberships, key person life insurance premiums, housing and travel allowance, and other perquisites and personal benefits each less than $10,000 individually (supplemental health insurance coverage and group term life insurance). The Company Contributions under the NQDC plan for 2023 and 2022 vested immediately for Mr. Atwell, and vest over two years for all remaining NEOs, with one-third vested immediately and one-third vesting on each of the first and second anniversaries of the initial grant. The amounts of All Other Compensation for 2023 are detailed in the table below.

4	Effective December 31, 2023, Mr. Daniels was named Chairman, President, and Chief Executive Officer and Mr. Atwell transitioned from Executive Chairman to an Advisor to Nicolet. Mr. Atwell will remain a member of Nicolet’s Board of Directors. Effective April 20, 2021, Mr. Daniels was named President and Chief Executive Officer and Mr. Atwell was named Executive Chairman of Nicolet. Mr. Moore joined Nicolet as Chief Financial Officer effective June 7, 2021.

Name	401(k) Company Match Contribution	NQDC Company Contributions	Supplemental Employer Health Benefit	Auto Allowance	Club Memberships	Other Perquisites Over $10,000 Individually *	Other Perquisites Less Than $10,000 Individually	Total All Other Compensation
Michael E. Daniels	$19,800	$307,011	$20,184	$11,247	$24,075	$10,519	$2,171	$395,007
H. Phillip Moore, Jr.	$19,800	$137,842	$20,184	$4,316	$11,484	$35,694	$1,980	$231,300
Robert B. Atwell	$19,800	$230,258	$20,184	$8,225	$1,846	$30,868	$4,402	$315,583
Eric J. Witczak	$19,800	$82,705	$20,184	$5,855	$19,449	$—	$1,065	$149,058
Brad V. Hutjens	$19,800	$73,307	$13,572	$5,814	$10,877	$—	$420	$123,790

* Other perquisites over $10,000 individually include supplemental life insurance premiums for Mr. Atwell and Mr. Daniels, and a housing and travel allowance for Mr. Moore.

The following table sets forth grants of plan-based awards to the NEOs during the year ended December 31, 2023.

Grants of Plan-Based Awards

Name	Grant Date	Estimated future payouts under non-equity incentive plan awards	Estimated future payouts under equity incentive plan awards	All other stock awards: Number of shares of stock or units (#) [1]	All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards [2]
Michael E. Daniels	11/20/2023	—	—	1,410			$109,472
H. Phillip Moore, Jr.	11/20/2023	—	—	708			$54,969
Robert B. Atwell	11/20/2023	—	—	1,059			$82,221
Eric J. Witczak	11/20/2023	—	—	708			$54,969
Brad V. Hutjens	11/20/2023	—	—	627			$48,680

1	Represents a restricted stock grant made on November 20, 2023 at the closing stock price of $77.64, of which one-third vested immediately and one-third vests on each of the first and second anniversaries of the initial grant related to the annual variable incentive bonus for 2023.
2	Reflects the fair value of restricted stock on the date of grant, calculated in accordance with applicable accounting guidance and based on assumptions set forth in Notes 1 and 11 of the Notes to Consolidated Financial Statements in Nicolet’s annual report on Form 10-K.

The following table sets forth the equity awards outstanding for each NEO as of December 31, 2023.

Outstanding Equity Awards at 2023 Fiscal Year End Table

Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares of restricted stock that have not vested ($) [11]
Michael E. Daniels	125,000	—	3	$48.85	5/16/2027
	67,500	—	4	$56.43	11/1/2027
	43,200	10,800	5	$70.50	11/18/2029
	8,100	5,400	6	$71.57	1/21/2030
						900	9	$72,432
						940	10	$75,651
H. Phillip Moore, Jr.	20,000	30,000	8	$78.84	6/7/2031
						427	9	$34,365
						472	10	$37,987
						6,000	8	$482,880
Robert B. Atwell	175,000	—	3	$48.85	5/16/2027
	67,500	—	4	$56.43	11/1/2027
	43,200	10,800	5	$70.50	11/18/2029
	8,100	5,400	6	$71.57	1/21/2030
						675	9	$54,324
						706	10	$56,819
Eric J. Witczak	2,053	—	2	$37.18	9/20/2026
	54,000	—	3	$48.85	5/16/2027
	20,000	5,000	5	$70.50	11/18/2029
	20,000	30,000	7	$78.67	5/13/2031
						411	9	$33,077
						472	10	$37,987
Brad V. Hutjens	5,000	—	1	$23.80	10/28/2024
	10,000	—	2	$37.18	9/20/2026
	54,000	—	3	$48.85	5/16/2027
	20,000	5,000	5	$70.50	11/18/2029
	20,000	30,000	7	$78.67	5/13/2031
						375	9	$30,180
						418	10	$33,641

1	Stock options granted on October 28, 2014 and vesting in 5 equal increments over a 5-year period on the anniversaries of the initial grant.
2	Stock options granted on September 20, 2016 and vesting in 5 equal increments over a 5-year period on the anniversaries of the initial grant.
3	Stock options granted on May 16, 2017 and vesting in 5 equal increments over a 5-year period on the anniversaries of the initial grant.
4	Stock options granted on November 1, 2017 and vesting in 5 equal increments over a 5-year period on the anniversaries of the initial grant.
5	Stock options granted on November 18, 2019 and vesting in 5 equal increments over a 5-year period on the anniversaries of the initial grant.
6	Stock options granted on January 21, 2020 and vesting in 5 equal increments over a 5-year period on the anniversaries of the initial grant.
7	Stock options granted on May 13, 2021 and vesting in 5 equal increments over a 5-year period on the anniversaries of the initial grant.
8	Stock options and restricted stock granted on June 7, 2021 and vesting in 5 equal increments over a 5-year period on the anniversaries of the initial grant.
9	Represents the unvested remainder of a restricted stock grant made on November 14, 2022, of which one-third vested immediately and one-third on each of the first and second anniversaries of the initial grant related to the annual variable incentive bonus for 2022.
10	Represents the unvested remainder of a restricted stock grant made on November 20, 2023, of which one-third vested immediately and one-third on each of the first and second anniversaries of the initial grant related to the annual variable incentive bonus for 2023.
11	Utilizes a $80.48 per share market value of Nicolet’s common stock at December 31, 2023.

The following table sets forth information relating to the exercise of stock options and vesting of restricted stock during the year ended December 31, 2023 by each NEO.

Option Exercises and Stock Vested 2023

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Michael E. Daniels	100,000	$2,833,982	2,329	$179,194
H. Phillip Moore, Jr.	—	$—	2,981	$228,126
Robert B. Atwell	50,000	$1,579,500	1,987	$152,533
Eric J. Witczak	27,947	$1,059,077	1,113	$85,609
Brad V. Hutjens	2,500	$147,025	1,014	$77,982

The following table sets forth information regarding each NEO’s account balance at December 31, 2023 under Nicolet’s Nonqualified Deferred Compensation Plan, including contributions and earnings credited to such account.

Nonqualified Deferred Compensation 2023

Name	Executive contributions in last fiscal year ($)	Registrant contributions in last fiscal year ($) [1]	Aggregate earnings (loss) in last fiscal year ($)	Aggregate withdrawals / distributions ($)	Aggregate balance at last fiscal year end ($) [2]
Michael E. Daniels	$—	$307,011	$413,094	$—	$4,198,811
H. Phillip Moore, Jr.	$—	$137,842	$74,646	$—	$656,855
Robert B. Atwell	$—	$230,258	$278,029	$—	$3,719,784
Eric J. Witczak	$—	$82,705	$114,331	$—	$834,406
Brad V. Hutjens	$—	$73,307	$97,823	$—	$785,483

1	These amounts reflect contributions made by Nicolet to the NEOs retirement subaccount in November 2023. The 2023 contributions vested immediately for Mr. Atwell and vest over a two year period for all remaining NEOs, of which one-third vested immediately and one-third vests on each of the first and second anniversaries of the initial grant. These amounts are reported in the "All Other Compensation" column for each executive officer in the Summary Compensation Table.
2	Includes unvested registrant contributions.

Employment Agreements

Employment agreements are in place with each of our named executive officers. We believe employment agreements help recruit and retain executives with the experience, skills, knowledge, and background needed to achieve our business goals and strategy.  Each of these agreements provides for certain severance and change in control benefits. The material terms of the employment agreements are summarized below.

Employment Agreement for Mr. Daniels
•The employment agreement provides for an initial 3-year term, and renews automatically each day so that the term of the agreement remains three years unless either party gives notice of intent that automatic renewals shall cease.
•Mr. Daniels shall receive a base salary, which the Board reviews annually.
•Mr. Daniels is eligible to receive incentive cash or cash equivalent compensation annually as well as equity incentive awards based on performance measures established by the Board. The incentive compensation is subject to clawback under certain circumstances.
•The employment agreement provides for term life insurance with a death benefit of $1.5 million payable to the executive’s designated beneficiary(ies).
•Fringe benefits available to Mr. Daniels include a company car with associated expenses paid by Nicolet, country club annual dues, reimbursement for reasonable and necessary business expenses, and certain other benefit programs open to other similarly situated Nicolet employees.
•The employment agreement provides for 12 months of base pay as severance plus 12 months of health continuation coverage in the event the executive is involuntarily terminated by Nicolet without Cause or if the executive resigns for Good Reason. If either termination event occurs within 6 months following a Change of Control, the executive shall receive severance equal to 2 times the base salary and target bonus in effect immediately prior to the Change of Control plus 12 months of health continuation coverage. All severance is conditioned upon the executive signing and not revoking a general release of claims.

•The employment agreement includes covenants that restrict the executive, for a period of 24 months following termination for any reason, from (i) disclosing confidential information, (ii) competing within defined markets, and (iii) soliciting any Company customer or employee to which the executive had Material Contact during the last 2 years of employment.
•Payment made in connection with a change in control would be reduced, if necessary, to ensure that no payment constitutes an excess parachute payment under Internal Revenue Code Section 280G.

Employment Agreement for Mr. Moore
•The employment agreement provides for an initial 3-year term, which renews automatically each day so that the term of the agreement remains three years unless either party gives notice of intent that automatic renewals shall cease.
•Mr. Moore shall receive a base salary, which the Compensation Committee reviews annually.
•Mr. Moore is eligible to receive annual bonus compensation (with a defined target percentage of base salary), as well as equity incentive awards at the discretion of the Board.  The incentive compensation is subject to clawback under certain circumstances, per the terms of a separate agreement.
•Mr Moore is eligible to receive reimbursement for reasonable and necessary business expenses in addition to country club annual dues and certain other benefit programs open to other similarly situated Nicolet employees.
•The employment agreement provides for up to 12 months of base pay as severance plus 12 months of health continuation coverage in the event the executive is involuntarily terminated by Nicolet without Cause or if the executive resigns for Good Reason. If the executive resigns for Good Reason within 6 months following a Change of Control, the executive shall receive severance equal to 1.5 times the base salary and target bonus in effect immediately prior to the Change of Control plus 12 months of health continuation coverage.
•The employment agreement includes covenants that restrict the executive, for a period of 12 months following termination for any reason, from (i) disclosing confidential information, (ii) competing within defined markets, and (iii) soliciting any Company customer or employee to which the executive had Material Contact during the last 2 years of employment.
•Payments made in connection with a change in control would be reduced, if necessary, to ensure that no payments constitute an excess parachute payment under Internal Revenue Code Section 280G.

Employment Agreements for Messrs. Witczak and Hutjens
•The employment agreements provide for an initial 1-year term, which renews automatically each day so that the term of the agreement remains one year unless either party gives notice of intent that automatic renewals shall cease.
•Each executive shall receive a base salary, which the Compensation Committee reviews annually.
•Each executive is eligible to receive annual bonus compensation comprised of a cash and an equity award (with each at a defined target percentage of base salary) at the discretion of the Board.  Any incentive-based compensation or other compensation paid to the executive under the employment agreement is subject to clawback under certain circumstances.
•Each executive is eligible to receive reimbursement for reasonable and necessary business expenses in addition to country club annual dues and certain other benefit programs open to other similarly situated Nicolet employees.
•The employment agreements provide for up to 12 months of base pay as severance plus 12 months of health continuation coverage in the event the executive is involuntarily terminated by Nicolet without Cause or if the executive resigns for Good Reason. If the executive resigns for Good Reason within 24 months following a Change of Control, the executive shall receive severance equal to 2.99 times the base salary in effect immediately prior to the Change of Control plus the largest annual bonus paid to the executive during the prior three consecutive years, and 18 months of health continuation coverage.
•Upon the executive’s voluntary termination without Good Reason, the Company may elect to either retain the executive as an employee during the 60 day notice period or immediately accept the executive’s notice and terminate the executive’s employment.
•The employment agreements include covenants that restrict the executives, for a period of 12 months following their termination for any reason, including (i) non-competition, (ii) non-solicitation of customers, and (iii) non-solicitation of employees to which the executive had Material Contact.
•Payments made in connection with a change in control would be reduced, if necessary, to ensure that no payments constitute an excess parachute payment under Internal Revenue Code Section 280G.

Advisory Services Agreement: In connection with the Company’s succession and transition plan, on November 6, 2023, Robert B. Atwell, our former Executive Chairman and one of Nicolet’s founders, and the Company entered into a letter agreement (the “Atwell Agreement”) setting forth the terms applicable to his transition from active employment as Executive Chairman through December 31, 2023 (the “Transition Date”), to thereafter as an advisor for a period of three years following the Transition Date (the “Term”). In consideration of the advisory services to be provided and compliance with the restrictive covenants (described below) during the Term, Mr. Atwell will receive an annual fee of $680,000, health insurance coverage for him and his qualified dependents, premiums paid for specified life insurance policies, and transfer of ownership to him of his current company-owned car. Pursuant to the Atwell Agreement, Mr. Atwell agreed to be bound by a noncompetition restriction and employee and customer non-solicitation covenants for the three years he is providing advisory services to the Company and for three years thereafter. Mt. Atwell will remain a member of the Company’s Board of Directors.

Potential Payments Upon Termination or Change of Control

As described above under “Employment Agreements,” Nicolet entered into new agreements with Messrs. Witczak and Hutjens in early 2024. As no change of control payments were triggered under the prior agreements, the amounts shown in the table below reflect the amounts that would have been awarded under these new agreements.

The following table shows the estimated value as of December 31, 2023 of potential payments to the NEOs upon termination or Change of Control events.

Name	Michael E. Daniels	H. Phillip Moore, Jr.	Eric J. Witczak	Brad V. Hutjens
Involuntary Termination by Company or Resignation for Good Reason:
Base Salary	$700,000	$440,000	$440,000	$390,000
Health Continuation Coverage	28,400	28,500	28,500	18,700
Total	$728,400	$468,500	$468,500	$408,700
Involuntary Termination by Company or Resignation for Good Reason following a Change of Control:
Base Salary	$1,400,000	$660,000	$1,315,600	$1,166,100
Target Annual Variance Incentive Bonus	1,050,000	396,000	307,125	283,500
Health Continuation Coverage	28,400	28,500	42,750	28,050
Value of Unvested Restricted Stock [1]	148,083	555,232	71,064	63,821
Value of Unvested Stock Options [2]	155,898	49,200	104,200	104,200
Total	$2,782,381	$1,688,932	$1,840,739	$1,645,671

1	The value of the unvested restricted stock is based upon the closing stock price of $80.48 as of December 31, 2023.
2	The value of the unvested stock options is based upon the closing stock price of $80.48 as of December 31, 2023, less the option exercise price for all options in the money.

As described above under “Employment Agreements,” Nicolet entered into an Advisory Services Agreement with Mr. Atwell on November 6, 2023. Under the terms of Atwell’s Advisory Services Agreement, Nicolet may terminate the agreement “for cause” following which no additional payments would be obligated to be made. Conversely, in the event that Nicolet terminated the agreement without cause or Atwell terminated services for “good reason,” Nicolet would remain obligated to continue to pay an annual advisor fee of $680,000, payable monthly, and health care coverage with an estimated annual cost of $28,600, each through December 31, 2026. In the event of termination of service due to Mr. Atwell’s death, Nicolet would remain obligated to pay the annual advisor fee of $680,000, payable monthly, through December 31, 2026. In the event of a Change of Control, Nicolet’s successor will be bound to the terms of the Advisory Services Agreement, provided that Nicolet’s successor may elect to accelerate any remaining payments owed to Atwell. In addition, in the event of a Change of Control, Atwell’s outstanding unvested restricted stock and options would vest, representing a value of $111,143 and $155,898, respectively.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Act and 402(u) of Regulation S-K, we are providing the following information on the relationship of the annual total compensation of Michael E. Daniels, our Chief Executive Officer, to the annual total compensation of our median compensated employee. The pay ratio is a reasonable estimate calculated in a manner consistent with rules promulgated by the SEC.

Determining our Median Employee Pay: As of December 31, 2023, we employed 976 employees. The SEC rules require that we identify our median employee by use of a consistently applied compensation measure (“CACM”). We chose a CACM that closely approximates the annual total cash compensation of our employees. Specifically, we identified the median employee by aggregating gross compensation paid in 2023 and ranking all employees according to this measure, from lowest to highest.

Calculating the Pay Ratio: As required by SEC rules, we then calculated our median employee’s total annual compensation in accordance with the requirements of item 402(c)(2)(x) of Regulation S-K (which is the calculation method for reporting CEO compensation in the Summary Compensation Table).

The compensation of our median employee for 2023 was $53,838. Our CEO’s compensation, as reported in the Summary Compensation Table, was $1,423,772. Therefore, our CEO to median employee ratio for 2023 was approximately 26:1. This information is provided solely for compliance purposes. The Compensation Committee does not consider this ratio when evaluating compensation arrangements.

Pay versus Performance

As required by Section 953(b) of the Dodd-Frank Act and 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance measures of Nicolet.

Year	Summary compensation table for PEO (1)	Summary compensation table for PEO (1)	Compensation actually paid to PEO (5)	Compensation actually paid to PEO (5)	Average summary compensation table total for non-PEO NEOs (1)	Average compensation actually paid to non-PEO NEOs (5)	Total shareholder return (2)	Peer group total shareholder return (2)	Net income (in 000s) (3)	Adjusted diluted earnings per common share (4)
2023	$1,423,772		$1,353,230		$834,582	$714,433	$123	$123	$61,516	$6.72
2022	$2,052,885		$2,163,673		$1,094,003	$1,119,010	$108	$98	$94,260	$6.90
2021	$3,529,055	$3,529,416	$5,261,198	$5,261,559	$1,738,673	$1,322,258	$116	$119	$60,652	$6.57
2020		$1,782,872		$261,072	$949,467	$655,481	$90	$87	$60,122	$5.94

(1) For 2023 and 2022, our PEO was Mr.Daniels and our remaining NEOs were Messrs. Moore, Atwell, Hutjens, and Witczak. For 2021, our PEOs were Messrs.Daniels and Atwell, and our remaining NEOs were Ms. Lawson and Messrs. Moore, Hutjens, Madson, and Witczak. For 2020, our PEO was Mr. Atwell and our remaining NEOs were Ms. Lawson, and Messrs. Daniels, Hutjens, and Witczak.

(2) The total shareholder return assumes a hypothetical investment of $100 in common stock on January 1, 2020 with dividends reinvested, and compares the performance of Nicolet common stock to the S&P U.S. BMI Banks Index.
(3) Net income of the Company as reported in the Consolidated Statements of Income in Nicolet’s annual report on Form 10-K.
(4) For a reconciliation of this non-GAAP financial measures to the most comparable GAAP measures, please refer to Appendix A of this Proxy Statement.
(5) The following tables reflect the adjustments made in each year presented in the Pay versus Performance table above to arrive at the compensation actually paid to our PEO and Non-PEO NEOs.

Adjustments to Determine Compensation Actually Paid to PEO	2023 *	2022 *	2021 *	2021 ^	2020 ^
Less: value of Stock Awards included in SCT	$(109,472)	$(218,565)	$(210,625)	$(210,625)	$(173,842)
Less: value of Option Awards included in SCT	—	—	—	—	(292,889)
Year End Fair Value of Outstanding and Unvested Equity Awards Granted in Year	2,670	(2,088)	24,052	24,052	(58,386)
Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	(79,020)	82,384	1,135,200	1,135,200	(713,231)
Fair Value as of Vesting Date of Equity Awards Granted and Vested in Year	36,491	72,855	70,208	70,208	57,947
Change in Fair Value of Equity Awards Granted in Prior Years and Vested in Year	78,789	176,202	713,308	713,308	(341,399)
Total Adjustments	$(70,542)	$110,788	$1,732,143	$1,732,143	$(1,521,800)

* Adjustments to determine the Compensation Actually Paid to Mr. Daniels.
^ Adjustments to determine the Compensation Actually Paid to Mr. Atwell.

Adjustments to Determine Compensation Actually Paid to Non-PEO NEOs	2023	2022	2021	2020
Less: value of Stock Awards included in SCT	$(60,210)	$(114,625)	$(231,013)	$(73,913)
Less: value of Option Awards included in SCT	—	—	(901,175)	(73,222)
Year End Fair Value of Outstanding and Unvested Equity Awards Granted in Year	1,468	(1,095)	495,209	(58,882)
Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	(80,519)	44,530	125,578	(89,045)
Fair Value as of Vesting Date of Equity Awards Granted and Vested in Year	29,231	38,208	31,106	32,850
Change in Fair Value of Equity Awards Granted in Prior Years and Vested in Year	(10,119)	57,989	77,140	(31,774)
Fair Value of Awards Granted in Prior Years Forfeited in Year	—	—	(13,260)	—
Total Adjustments	$(120,149)	$25,007	$(416,415)	$(293,986)

Tabular List of Financial Performance Measures

Pursuant to the requirements of Item 402(v), we provide the following list of the three most important financial performance measures used to link Compensation Actually Paid or “CAP” (as calculated in accordance with the SEC rules), to our Named Executive Officers in 2023. Please refer to the section entitled “2023 Summary Financial Results” and “Pay for Performance Criteria and Process,” in the Compensation Discussion and Analysis for more information.
•Measure 1 - Adjusted diluted earnings per common share
•Measure 2 - Net interest income
•Measure 3 - Nonperforming assets to total assets

Pay Versus Performance: Graphical Description

Pursuant to the requirements of Item 402(v), the following graphs reflect the relationships between the Compensation Actually Paid or “CAP” and the Company’s cumulative TSR and the Peer Group’s cumulative TSR , the Company’s Net Income, and Earnings Per Share. For a more thorough discussion of how the Committee reviews and assesses the relationship between executive compensation and Company performance, please refer to the Compensation Discussion and Analysis.

CAP and Cumulative TSR / Cumulative TSR of the Peer Group

CAP vs. NIC TSR & Peer Group TSR
Compensation ($000s)
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$-
Total Shareholder Return on $100 Invested at Beginning of Period
$140.00
$120.00
$100.00
$80.00
$60.00
$40.00
$20.00
$-
2019
2020
2021
2022
2023
Average Non-PEO NEO Compensation Actually Paid
1st PEO Compensation Actually Paid
2nd PEO Compensation Actually Paid
NIC TSR
Peer Group TSR

CAP and Company Net Income

CAP vs. Net Income
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$-
Compensation ($000s)
$100.0
$90.0
$80.0
$70.0
$60.0
$50.0
$40.0
$30.0
$20.0
$10.0
$-
Net Income ($Mil.)
2020
2021
2022
2023
Average Non-PEO NEO Compensation Actually Paid
1st PEO Compensation Actually Paid
2nd PEO Compensation Actually Paid
Net Income ($Mil.)

CAP and Earnings Per Share

CAP vs. EPS
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$-
Compensation ($000s)
$8.00
$7.00
$6.00
$5.00
$4.00
$3.00
$2.00
$1.00
$-
Earnings Per Share (EPS)
2020
2021
2022
2023
Average Non-PEO NEO Compensation Actually Paid
1st PEO Compensation Actually Paid
2nd PEO Compensation Actually Paid
Earnings Per Share (EPS)

DELINQUENT SECTION 16(a) REPORTS

The U.S. securities laws require our executive officers, directors, and owners of more than ten percent of our outstanding shares of common stock to file reports concerning the ownership of Nicolet equity securities with the SEC. Based solely upon a review of copies of these reports filed with the SEC during and with respect to 2023, or written representations that no Form 5 reports were required, we believe that each of those persons filed, on a timely basis, the reports required by Section 16(a) of the Exchange Act.

RELATED PARTY TRANSACTIONS

Nicolet has a written related party transaction policy that governs the review, approval and ratification of any transaction that would be required to be disclosed pursuant to Item 404 of the SEC’s Regulation S-K. The Audit and Compliance Committee must approve all such transactions under the policy.

Prior to entering into such a related party transaction or an amendment thereof, the Audit and Compliance Committee must consider all of the available relevant facts and circumstances including, if applicable, benefits to Nicolet, the impact of a transaction on a director’s independence, the availability of other sources for comparable products or services, the terms of the transaction and the terms available to or from unrelated third parties or employees generally, as the case may be. No member of the Board or Audit and Compliance Committee is permitted to participate in any review, consideration, or approval of any related party transaction with respect to which such member or any of his or her immediate family members is a related party.

There were no related party transactions in 2023 except as follows:

Nicolet’s bank subsidiary has loan transactions in the ordinary course of business with directors and executive officers of the Company, including the companies or firms with which they are affiliated and members of their immediate families. These loans have been made on substantially the same terms, including interest rate and collateral, as those prevailing at the same time for comparable loans with unrelated persons and did not involve more than the normal risk of collectability or present other unfavorable features. At December 31, 2023, the aggregate principal amount of loans outstanding to directors, executive officers, or their related interests was approximately $112 million, which represented 2% of the Company’s period end loan portfolio.

Chris Boland, the brother-in-law of executive officer Patrick J. Madson, is a Loan Operations Manager for Nicolet, and Adam M. Madson, the brother of Patrick J. Madson, was a Financial Advisor for Nicolet. In 2023, Chris Boland received compensation of $197,000 for his employment and Adam Madson received compensation of $336,000 for his employment. Kyle Lawson, son of retired Director Ann K. Lawson, is a Finance & Data Analytics Officer for Nicolet, and received compensation of $146,000 for his employment during 2023.

In October 2013, Nicolet entered into a lease for a branch location in a facility owned by Christopher J. Ghidorzi, director of the Company and the Bank. Total rent expense of $228,000 was paid to Mr. Ghidorzi during 2023 under this lease. Mr. Ghidorzi also participated in a competitive bid process for and was awarded the contract as the Company’s general contractor for the construction of two new branch locations (one during 2023 and one during 2022). The 2023 new branch construction is estimated to total $11.5 million, of which, approximately $2.0 million was paid during 2023 as progress was made on the construction. The 2022 new branch construction was estimated to total $2.3 million, of which, approximately $1.2 million was paid during 2023 as progress was made on the construction. In addition, payments of $199.000 were made during 2023 for two small branch construction projects at two other branch locations. At least 75% of all branch construction payments was passed through to various subcontractors. Mr. Ghidorzi did not participate in the discussion or deliberation with respect to approving the new branch construction contract.

In August 2022, the Company assumed a lease for a Charter administrative location in a facility owned by an entity for which Brenda L. Johnson, director of the Company and the Bank, has the controlling ownership interest. Rent expense of $149,000 was paid during 2023 on this location.

AUDIT & COMPLIANCE COMMITTEE REPORT

The Audit & Compliance Committee (the “Audit Committee”) has:

•Reviewed and discussed with management Nicolet’s annual audited financial statements for 2023
•Discussed with FORVIS, LLP, our independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC
•Received from FORVIS, LLP the written disclosures and the letter required by applicable requirements of the PCAOB regarding FORVIS, LLP’s communication with the Audit Committee concerning independence
•Discussed with FORVIS, LLP its independence

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that Nicolet’s 2023 audited consolidated financial statements be included in Nicolet’s 2023 Annual Report on Form 10-K, which has been filed with the SEC.

While the Audit Committee has the responsibilities set forth in its Charter (including to monitor and oversee the audit processes), the Audit Committee does not have the duty to plan or conduct audits or to determine that Nicolet’s financial statements are complete, accurate or in accordance with generally accepted accounting principles. Nicolet’s management and independent auditor have this responsibility.

This report has been furnished by the members of the Audit Committee:

Susan L. Merkatoris, Chair
Marcia M. Anderson
Dustin J. McClone
Oliver Pierce Smith
Glen E. Tellock

February 28, 2024

The foregoing Report of the Audit Committee does not constitute soliciting material and shall not be deemed to be filed or incorporated by reference into any other Nicolet filing under the Securities Act or under the Exchange Act, except to the extent Nicolet specifically incorporates this report by reference therein.

PROPOSAL 1: ELECTION OF DIRECTORS

Election of Directors

The Board has nominated each of the fifteen (15) persons named below to stand for election as directors at the Annual Meeting. If elected by the shareholders, each of the nominees will serve a one-year term that will expire at the 2025 Annual Meeting of Shareholders and upon the election and qualification of his or her successor.

Each nominee has consented to serve as a director, if elected. If any of the nominees should be unavailable to serve for any reason (which we do not anticipate), the Board may (1) designate a substitute nominee or nominees (in which case the persons named as proxies on the enclosed proxy card will vote the shares represented by all valid proxy cards for the election of such substitute nominee or nominees), (2) allow the vacancy or vacancies to remain open pending the nomination of a suitable candidate or candidates, or (3) by resolution provide for a lesser number of directors. All of the nominees listed below will also serve as directors of Nicolet National Bank (“Nicolet Bank”), a wholly owned subsidiary of Nicolet.

The table below provides additional commentary unique to each nominee that led the Nominating & Governance Committee to recommend his/her nomination to the Board. The ages shown are as of December 31, 2023. Except as otherwise indicated, each of the named persons has been engaged in his or her present principal occupation for more than five years.

Name (Age)	Director Since	Positions and Business Experience
Marcia M. Anderson (66)	2022
Retired Major General with the U.S. Army and U.S. Federal Court Executive. Ms. Anderson currently serves on the public board of directors of MGEEnergy.

We believe the board benefits from Ms. Anderson’s public company board experience, military and strategic leadership, and her legal, regulatory and compliance experience.

Robert B. Atwell (66)	2000	Executive Chairman from April 26, 2021 until December 31, 2023. Chairman, President, and Chief Executive Officer of Nicolet and Nicolet Bank since formation and beginning April 29, 2016, Chairman of Nicolet Bank.

		We believe the board benefits from Mr. Atwell’s extensive and broad experience in the banking industry for over 35 years (including large and small banks), executive leadership, vision, community and regulatory connections, as well as his vested interest as a founder of Nicolet and his level of ownership.
Héctor Colón (51)	2021
President and CEO of Lutheran Social Services of Wisconsin and Upper Michigan.

We believe the board benefits from Mr. Colón’s experience with organizational leadership and his strategic mindset to increase relevancy and operational efficiencies.

Michael E. Daniels (59)	2000	Chairman, President, and Chief Executive Officer of Nicolet since December 31, 2023, and President and Chief Executive Officer of Nicolet since April 26, 2021. Executive Vice President and Secretary of Nicolet since its formation in 2002 and, beginning April 29, 2016, President and Chief Executive Officer of Nicolet Bank. From 2007 to April 29, 2016, President and Chief Operating Officer of Nicolet Bank; Executive Vice President and Chief Lending Officer of Nicolet Bank from 2000-2007.

		We believe the board benefits from Mr. Daniels’ extensive commercial lending, operational and compliance experience, straightforward leadership, and his vested interest as a founder of Nicolet and his level of ownership.
Lynn D. Davis, Ph.D. (68)	2021
Founding Partner, President and consulting dairy nutritionist for Nutrition Professionals, Inc., and Co-founder, shareholder and board member of Breeze Dairy Group, LLC.

We believe the board benefits from Mr. Davis’ extensive knowledge of the dairy industry and related connections, through his experience as a consultant to dairy farms and as an owner of dairy farms.

John N. Dykema (60)	2006	Owner, President and Chief Executive Officer of Campbell Wrapper Corporation and Circle Packaging Machinery, Inc., manufacturers of custom packaging machinery.

		We believe the board benefits from Mr. Dykema’s significant experience as a manufacturing business owner and manager, his connections in the bank’s markets, and his long tenure and engagement on a community bank board.
Christopher J. Ghidorzi (46)	2013	President of Property Development, C.A. Ghidorzi, Inc. and Affiliates since 2007; and previously Director of Equity Trading, Robert W. Baird & Co. from 2001-2007.

		We believe the board benefits from Mr. Ghidorzi’s real estate development experience and related connections, as well as his experience in capital markets and financial expertise.

Name (Age)	Director Since	Positions and Business Experience
Andrew F. Hetzel, Jr. (67)	2018	Chairman and Owner of FyterTech Nonwovens Corporation, a marketer and manufacturer of Spill Control Filtration and Medical Nonwoven Products, with customers in 60 countries.

We believe the board benefits from Mr. Hetzel’s experience with acquisitions and cultural integration, as well as his significant experience as a manufacturing business owner and manager, and his industry and community connections.
Brenda L. Johnson (64)	2022	Former Chairman of Charter Bankshares, Inc., 2008 to August 2022 and Director of Charter Bank from 1998 to August 2022. Past President of The Bank Holding Company Association (BHCA), and served on BHCA board from 2015 to 2022.

We believe the board benefits from Ms. Johnson’s significant ownership level, experience in the financial and banking industry having owned and chaired an institution for many years.
Donald J. Long, Jr. (66)	2000	Former Owner and Chief Executive Officer of Century Drill & Tool Co., Inc., an expediter of power tool accessories.

We believe the board benefits from Mr. Long’s former business ownership experiences, corporate board membership experiences and community involvement, and his experience as a founding board member of Nicolet and his level of ownership.
Dustin J. McClone (41)	2017	President and Chief Executive Officer of McClone Insurance Group. Director of First Menasha Bancshares, Inc. from 2010 to April 28, 2017.

We believe the board benefits from Mr. McClone’s insurance strategy experience and knowledge, and community involvement.
Susan L. Merkatoris (60)	2003	Certified Public Accountant; Owner and Managing Member of Larboard Enterprises, LLC, a packaging and shipping franchise doing business as The UPS Stores; Previous Co-Owner and Vice President of Midwest Stihl Inc., a distributor of Stihl Power Products.

We believe the board benefits from Ms. Merkatoris’ experiences as a certified public accountant, internal controls knowledge and audit committee experience, financial expertise as a business owner, and her level of ownership.
Oliver Pierce Smith (40)	2017	Board of Directors at Menasha Corporation. Retired Director of Purchasing at Menasha Packaging, a division of Menasha Corporation. Director of First Menasha Bancshares, Inc. from 2010 to April 28, 2017.

We believe the board benefits from Mr. Smith’s significant ownership level, local community involvement, and operating business experience, as well as his real estate, acquisition integration and IT background.

Name (Age)	Director Since	Positions and Business Experience
Glen E. Tellock (62)	2023
Retired President and Chief Executive Officer of Lakeside Foods, May 2016 to May 2021. Former Chairman, President, and CEO of The Manitowoc Company from 2009 to 2015, served as President and CEO from 2007 to 2009, and prior executive leadership positions held including Chief Financial Officer from 1991 to 2007. Mr. Tellock currently serves on the public boards of directors of Badger Meter and WEC Energy Group.

We believe the board benefits from Mr. Tellock’s extensive public company leadership, bringing significant business operations, financial reporting, corporate governance and strategic planning experience.

Robert J. Weyers (59)	2000	Co-Owner of Weyers Group, a private equity investment firm; Commercial Horizons, Inc., a commercial property development company; and PBJ Holdings, LLC, a real estate holding company.

		We believe the board benefits from Mr. Weyers’ real estate development experience and related connections, community involvement, experience as a founding board member of Nicolet and his level of ownership.

Director Qualifications

Directors are responsible for overseeing Nicolet’s business consistent with their fiduciary duty to shareholders. This significant responsibility requires highly skilled individuals with various qualities, attributes and professional experiences. The Board believes that there are certain general requirements for service on the Board that are applicable to all directors, and that there are other skills and experience that should be represented on the Board as a whole but not necessarily by every director. The Board and the Nominating & Governance Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and Nicolet’s current and future needs.

In its assessment of each director nominee, including those recommended by shareholders, the Nominating & Governance Committee considers the nominee’s judgment, integrity, experience, independence, and understanding of Nicolet’s mission and business, as well as the nominee’s understanding of other related industries and other factors that the Nominating & Governance Committee determines are pertinent in light of the current needs of the Board. The Nominating & Governance Committee also considers the ability of a director nominee to devote the time, energy, and effort necessary to fulfill his or her responsibilities to Nicolet with candor and thoughtful input.

The Board and Nominating & Governance Committee require that each director nominee be a person of high integrity with a proven record of success in his or her field. Each director nominee must demonstrate innovative thinking, familiarity and respect for corporate governance requirements and practices, an appreciation of diversity, and a commitment to sustainability. In addition to the qualifications required of all directors, director nominees are interviewed to assess intangible qualities including the individual’s ability to ask difficult questions and, simultaneously, to work collegially.

The Board believes that the combination of qualifications, skills, and experiences of each of the director nominees will contribute to an effective and well-functioning Board, and that individually and as a whole, the directors possess the necessary qualifications to provide effective oversight of the business and quality advice and counsel to Nicolet’s management.

RECOMMENDATION FOR PROPOSAL 1

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO ELECT EACH OF THE DIRECTOR NOMINEES.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITOR

The Audit & Compliance Committee (the “Audit Committee”) has selected, and the Board has approved, FORVIS, LLP, an independent registered public accounting firm, to serve as the independent registered public accounting firm for Nicolet for the year ending December 31, 2024, subject to ratification by the shareholders. FORVIS, LLP has served as our independent registered public accounting firm since 2021. Although our Bylaws do not require shareholder ratification of our independent registered public accounting firm, we are submitting the selection of FORVIS, LLP, to shareholders for ratification as a matter of good governance in order to permit shareholders to participate in this important corporate decision. If the shareholders do not ratify the appointment of FORVIS, LLP as Nicolet’s independent registered public accounting firm for the year ending December 31, 2024, then the matter will be referred to the Audit Committee for further review and action. We expect a representative of FORVIS, LLP, to be present at the Annual Meeting and that representative will be given an opportunity to make a statement on behalf of the firm or to respond to appropriate questions from shareholders.
Fees Paid to Auditors

The following table sets forth the fees billed for the audit and other professional services rendered by Nicolet’s auditors, FORVIS, LLP, during the years ended December 31, 2023 and 2022.

Fees	2023	2022
Audit fees [a]	$771,170	$734,510
Audit-related fees [b]	28,000	25,000
Tax fees [c]	—	—
All other fees [d]	—	—
Total fees	$799,170	$759,510

a.
Audit Fees include aggregate fees billed for professional services for the audit of Nicolet’s annual consolidated financial statements, the review of the annual report on Form 10-K, and the limited reviews of quarterly condensed consolidated financial statements included in periodic reports filed with the SEC, including out of pocket expenses.

b.	Audit-Related Fees includes fees billed for professional services associated with the audit of Nicolet’s 401(k) plan, including out of pocket expenses.
c.	Tax Fees includes all services performed for tax compliance, tax planning, and tax advice.
d.	All Other Fees includes billings for services rendered other than those in the categories defined above.

The services provided by our independent auditors were approved in advance by the Audit Committee in accordance with the provisions of the committee’s charter. The Audit Committee considers that the provision of the services above is compatible with maintaining independence by FORVIS, LLP.

The ratification of the appointment of FORVIS, LLP as the independent registered public accounting firm of Nicolet for the fiscal year ending December 31, 2024 requires that more votes be cast in favor of the proposal than against it.

RECOMMENDATION FOR PROPOSAL 2

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF RATIFYING THE APPOINTMENT OF FORVIS, LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2024.

PROPOSAL 3: ADVISORY VOTE TO APPROVE NICOLET BANKSHARES, INC.’S
NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Exchange Act and related rules of the SEC, we provide our shareholders each year with a “say-on-pay” vote – an opportunity to vote on an advisory basis on the compensation paid to our Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K. Accordingly, you may vote on the following resolution at the Annual Meeting:

“Resolved, that the shareholders approve, on an advisory basis, the compensation of Nicolet’s Named Executive Officers as disclosed pursuant to Item 402 of the SEC’s Regulation S-K, including the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosures in the Proxy Statement.”

As discussed in detail in the “Compensation Discussion and Analysis” section, the Compensation Committee actively oversees our executive compensation program, adopting changes and awarding compensation as appropriate to reflect Nicolet’s circumstances and to promote the main objectives of the program. Our compensation programs are designed to attract, retain, and motivate persons with superior ability, to reward outstanding performance, and to align the long-term interests of our named executive officers with those of our shareholders. Under these programs, we award our named executive officers for the achievement of specific annual and long-term goals and the realization of increased shareholder value. We firmly believe that the information we have provided in this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure alignment of management’s and shareholders’ interests to support long-term value creation.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers. This vote also is not a vote on director compensation, as described under “Director Compensation,” or on our compensation policies as they relate to risk management.

The Board asks our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement in accordance with SEC rules by voting for this proposal. Because this is an advisory vote, it will not affect any compensation already paid or awarded and will not be binding upon or overrule any decisions made by the Compensation Committee or the Board. Nevertheless, the Board and the Compensation Committee value our shareholders’ views and intend to consider the outcome of the vote, along with other relevant factors, when making future named executive officer compensation decisions.

RECOMMENDATION FOR PROPOSAL 3

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF NICOLET’S NAMED EXECUTIVE OFFICER COMPENSATION, AS DISCLOSED IN THIS PROXY STATEMENT.

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

The Board knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Shareholders which may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and voting at the Annual Meeting or any adjournments thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the best interest of Nicolet.

DIRECTOR NOMINATIONS AND SHAREHOLDER COMMUNICATIONS

A shareholder that intends to present business at an Annual Meeting of shareholders must comply with the requirements set forth in Nicolet’s Bylaws as described below.

Director Nominations. The Nominating & Governance Committee will consider nominations for directors submitted by shareholders in accordance with Nicolet’s Bylaws. The Nominating & Governance Committee has not adopted a formal policy or process for identifying or evaluating nominees, but informally solicits and considers recommendations from a variety of sources, including other directors, members of the community, customers of Nicolet Bank and shareholders of Nicolet, and professionals in the financial services and other industries. Similarly, the Nominating & Governance Committee’s charter does not prescribe any specific qualifications or skills that a nominee must possess, although it evaluates potential director nominees utilizing a number of criteria and considerations, including but not limited to specific qualifications and skills; knowledge of Nicolet, community banking and the financial services industry; experience in serving as a director or officer of a financial institution or public company generally; wisdom, integrity and analytical ability; familiarity with and participation in the communities Nicolet serves; and commitment to and availability for service as a director, including ownership in Nicolet.

In accordance with Nicolet’s Bylaws, shareholder nominations for directors shall be made in writing and delivered to Nicolet’s Secretary at the Company’s principal office, currently located at 111 North Washington Street, Green Bay, Wisconsin 54301, between 14 and 50 days before a meeting at which directors are to be elected, although if less than 21 days’ notice of the meeting is provided to shareholders, the nomination must be delivered by the close of business on the seventh day after the date on which the notice was mailed. The nomination must state, to the extent known to the nominating shareholder, the following: (i) the nominee’s name, address, and occupation; (ii) the total number of shares to be voted for the nominee; and (iii) the notifying shareholder’s name, address and number of shares owned. The chair of the annual meeting will disregard any nominations not made in accordance with this procedure.

In addition, any shareholder who intends to solicit proxies in support of director nominees other than our nominees at the 2024 Annual Meeting of Shareholders, in order to comply with the SEC’s universal proxy rules, must provide notice no later than March 21, 2024 to our Corporate Secretary (at the same address previously set forth) that contains all information required by Exchange Act Rule 14a-19. There were no director nominations proposed for the 2023 Annual Meeting by any shareholder.

Shareholder Proposals. To be considered for inclusion in our proxy materials relating to the 2025 annual meeting of shareholders (the “2025 Annual Meeting”), eligible shareholders must submit proposals that comply with Rule 14a-8 under the Exchange Act and other relevant SEC regulations for our receipt by November 28, 2024; however, if the 2025 Annual Meeting is held more than 30 days before or after May 20, 2025, the deadline for receipt of such notice is any date allowing a reasonable time before we provide the proxy materials to our shareholders. Additionally, our Bylaws provide that only such business that is properly brought before the Annual Meeting of shareholders shall be conducted at such meeting. In order for a shareholder proposal to be properly brought before an Annual Meeting pursuant to our Bylaws, our Bylaws require a notice of the shareholder proposal that includes: (i) a description of the proposal and the reason it is being brought before the meeting; (ii) the proponent’s name and address and the number of shares he or she beneficially owns; and (iii) any material interest of the proponent in the proposal. Nicolet’s Secretary must receive the proposal at the Company’s principal office, currently located at 111 North Washington Street, Green Bay, Wisconsin 54301, at least sixty days prior to the Annual Meeting for it to be considered. The deadline for a shareholder proposal to be brought before a special meeting is likewise a date that allows a reasonable time before we provide the proxy materials for such special meeting to our shareholders.

The proxies of Nicolet’s management are permitted to use their discretionary authority with respect to proposals that are not timely submitted in accordance with the Company’s Bylaws and the SEC rules.

Shareholder Communications. Shareholders and other interested parties wishing to communicate with the Board or with a particular director may do so in writing addressed to the Board, or to the particular director, and sending it to the Secretary of Nicolet at the Company’s principal office, currently located at 111 North Washington Street, Green Bay, Wisconsin 54301. The Secretary will promptly forward such communications to the applicable director or to the Chairman of the Board for consideration unless such communications are considered, in the reasonable judgment of the Secretary, to be improper for submission to the intended recipient(s). Examples of communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to Nicolet’s business, or communications that relate to improper or irrelevant topics.

OTHER MATTERS

Security Holders Sharing an Address

Nicolet has furnished to the SEC an Annual Report to Shareholders (which includes our Annual Report on Form 10-K) for the year ended December 31, 2023. Pursuant to the rules of the SEC, services that deliver Nicolet’s communications to shareholders who hold their shares through a bank, broker, or other holder of record may deliver to multiple shareholders sharing the same address a single copy of Nicolet’s 2023 Annual Report to Shareholders and this proxy statement. Upon written or oral request, the Company will promptly deliver a separate copy of Nicolet’s 2023 Annual Report on Form 10-K and/or this proxy statement to any shareholder at a shared address to which a single copy of each document was delivered. Shareholders may notify Nicolet of their requests to either receive a single copy of each document delivered, if multiple copies are being delivered, or to receive multiple copies of each document, if a single copy is being delivered, upon written or oral request to Nicolet Bankshares, Inc., 111 North Washington Street, Green Bay, Wisconsin 54301.

Green Bay, Wisconsin
March 19, 2024

APPENDIX A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

We identify “tangible common equity to tangible assets,” “adjusted net income,” and “adjusted diluted earnings per common share” as “non-GAAP financial measures.” In accordance with the SEC’s rules, we identify certain financial measures as non-GAAP financial measures if such financial measures exclude or include amounts in the most directly comparable measures calculated and presented in accordance with generally accepted accounting principles (“GAAP”) in effect in the United States in our statements of income, balance sheets or statements of cash flows. Non-GAAP financial measures do not include operating and other statistical measures, ratios or statistical measures calculated using exclusively financial measures calculated in accordance with GAAP.
Management believes that the presentation of these non-GAAP financial measures (a) are important metrics used to analyze and evaluate our financial condition and capital strength and provide important supplemental information that contributes to a proper understanding of our operating performance and trends, (b) enables a more complete understanding of factors and trends affecting our business, and (c) allows investors to compare our financial performance to the financial performance of our peers and to evaluate our performance in a manner similar to management, the financial services industry, bank stock analysts, and bank regulators. Management uses non-GAAP measures as follows: in the preparation of our operating budgets, financial performance reporting, and in our presentation to investors of our performance. However, we acknowledge that these non-GAAP financial measures have a number of limitations. Limitations associated with non-GAAP financial measures include the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. These disclosures should not be considered an alternative to our GAAP results. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures is presented below.

	At and for the years ended December 31,
(in thousands, except per share data)	2023	2022	2021	2020
Adjusted net income reconciliation: (1)
Net income (GAAP)	$61,516	$94,260	$60,652	$60,122
Adjustments:
Provision expense (2)	2,340	8,000	14,400	—
Assets (gains) losses, net	32,808	(3,130)	(4,181)	1,805
Merger-related expense	189	1,664	5,651	1,020
Branch closure expense	—	—	944	500
Contract termination charge	2,689	—	—	—
Adjustments subtotal	38,026	6,534	16,814	3,325
Tax on Adjustments (3)	7,415	1,634	4,204	831
Tax - Wisconsin Tax Law Change	9,118	—	—	—
Adjusted net income (Non-GAAP)	$101,245	$99,161	$73,263	$62,616
Diluted earnings per common share:
Diluted earnings per common share (GAAP)	$4.08	$6.56	$5.44	$5.70
Adjusted Diluted earnings per common share (Non-GAAP)	$6.72	$6.90	$6.57	$5.94
Tangible assets: (4)
Total assets	$8,468,678	$8,763,969	$7,695,037	$4,551,789
Goodwill and other intangibles, net	394,366	402,438	339,492	175,353
Tangible assets	$8,074,312	$8,361,531	$7,355,545	$4,376,436
Tangible common equity: (4)
Stockholders’ equity (common)	$1,039,007	$972,529	$891,891	$539,189
Goodwill and other intangibles, net	394,366	402,438	339,492	175,353
Tangible common equity	$644,641	$570,091	$552,399	$363,836
Note: Numbers may not sum due to rounding.
(1) The adjusted net income measure and related reconciliation provide information useful to investors in understanding the operating performance and trends of Nicolet and also to aid investors in the comparison of Nicolet’s financial performance to the financial performance of peer banks.
(2)    Provision expense for 2023 is attributable to the expected loss on a bank subordinated debt investment, and the provision expense for 2022 and 2021 is attributable to the Day 2 allowance from acquisition transactions.
(3) The effective tax rate for periods prior to the July 1, 2023, effective date of the Wisconsin tax law change, assumed an effective tax rate of 25%, and periods subsequent to the effective date assumed an effective tax rate of 19.5%.
(4) The ratio of tangible common equity to tangible assets excludes goodwill and other intangibles, net. This financial ratio has been included as it is considered to be a critical metric with which to analyze and evaluate financial condition and capital strength.

Nicolet BANKSHARES, INC.

VOTE

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 1:00 a.m., Central Standard Time, on May 20, 2024.

Online
Go to **www.investorvote.com/NIC** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/NIC

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees and FOR Proposals 2 and 3.

1. Election of Directors:

NOTE: If you wish to use cumulative voting, you MUST vote your proxy by mail.

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 ______ Marcia M. Anderson	☐	☐	02 ______ Robert B. Atwell	☐	☐	03 ______ Héctor Colón	☐	☐
04 ______ Michael E. Daniels	☐	☐	05 ______ Lynn D. Davis, Ph.D.	☐	☐	06 ______ John N. Dykema	☐	☐
07 ______ Christopher J. Ghidorzi	☐	☐	08 ______ Andrew F. Hetzel, Jr.	☐	☐	09 ______ Brenda L. Johnson	☐	☐
10 ______ Donald J. Long, Jr.	☐	☐	11 ______ Dustin J. McClone	☐	☐	12 ______ Susan L. Merkatoris	☐	☐
13 ______ Oliver Pierce Smith	☐	☐	14 ______ Glen E. Tellock	☐	☐	15 ______ Robert J. Weyers	☐	☐

To cumulate votes for directors,
check box at right and indicate percentage(s) for one or more desired nominees above. ☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C 1234567890 J N T

1 U P X 6 0 8 6 3 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

03YW6B

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/NIC

▼ **IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

Proxy - Nicolet Bankshares, Inc.

This proxy is solicited by the Board of Directors of Nicolet Bankshares, Inc. for the Annual Meeting of Shareholders to be held on May 20, 2024 at 5:00 p.m.

The undersigned hereby appoints Michael E. Daniels, H. Phillip Moore, Jr., and Eric J. Witczak, or any of them as Proxies, each with the power to appoint his substitute, and hereby authorizes them or any of them to represent and to vote, as designated on the reverse side, all of the common stock of Nicolet Bankshares, Inc. (the "Company"), which the undersigned would be entitled to vote if personally present at the 2024 Annual Meeting of Shareholders to be held at 5:00 p.m., on May 20, 2024 at the Meyer Theatre, 117 South Washington Street, Green Bay, Wisconsin 54301, and at any adjournments of the Annual Meeting, upon the proposal described in the accompanying Notice of Annual Meeting and Proxy Statement.

When this proxy is properly executed and not revoked, the shares it represents will be voted at the Annual Meeting in accordance with choices specified on the reverse side and in the discretion of the proxy holders on all other matters properly coming before the Annual Meeting. If no choice is specified, this proxy will be voted **FOR** the nominees listed in Proposal 1, and **FOR** Proposals 2 and 3. The Board of Directors recommends a vote **FOR** Proposal 1, and **FOR** Proposals 2 and 3.

(Be sure to Complete reverse side)

PLEASE RETURN PROXY AS SOON AS POSSIBLE

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐